EXECUTION COPY

TEREX CORPORATION,
as Issuer,
THE SUBSIDIARY GUARANTORS (as defined herein)
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of March 27, 2012
to Senior Debt Indenture dated as of July 20, 2007

6.50% Senior Notes due 2020

TEREX CORPORATION

RECONCILIATION AND TIE BETWEEN TRUST
INDENTURE ACT OF 1939 AND INDENTURE

Trust Indenture Act Section	Indenture Section
310 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
311 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
312 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
313 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
(d)	……………………………………………………N.A.
314 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)(1)	……………………………………………………N.A.
(c)(2)	……………………………………………………N.A.
(c)(3)	……………………………………………………N.A.
(d)	……………………………………………………N.A.
(e)	……………………………………………………N.A.
(f)	……………………………………………………N.A.
315 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
(d)	……………………………………………………N.A.
(e)	……………………………………………………N.A.
316 (a)(1)(A)	……………………………………………………502
(b)	……………………………………………………N.A.
(c)	……………………………………………………N.A.
317 (a)	……………………………………………………N.A.
(b)	……………………………………………………N.A.
318 (a)	……………………………………………………107
N.A. means not applicable.
____________________

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Third Supplemental Indenture.

TABLE OF CONTENTS
Page

PARTIES	1
RECITALS OF THE COMPANY	1

SECTION ONE
APPLICATION OF SUPPLEMENTAL INDENTURES
AND CREATION OF THE INITIAL NOTES

I.	Application of Supplemental Indentures.	2
II.	Effect of Third Supplemental Indenture.	2
III.	Rules of Construction.	3

SECTION TWO
AMENDMENT OF THE BASE INDENTURE

I.	Article 1: Definitions and Other Provisions of General Application	4
(A)	Section 101: Definitions	4
(B)	Section 107	40
(C)	Section 110: Separability Clause	40
(D)	Section 111: Benefits of Indenture	41
(E)	Section 112: Governing Law	41
(F)	Section 117: Calculations	41
(G)	Section 118: Counterpart Originals	41

II.	Article 2: Security Forms	42
Section 203		42

III.	Article 3: The Securities	43
(A)	Section 301	43
(B)	Section 304	43
(C)	Section 314: Issuance of Additional Notes	43

IV.	Article 4: Satisfaction and Discharge	44
(A)	Section 402: Legal Defeasance and Covenant Defeasance	44
(B)	Section 403	45
(C)	Section 404: Conditions to Legal or Covenant Defeasance	45
(D)	Section 405: Satisfaction and Discharge of Indenture	46

V.	Article 5: Remedies	47
(A)	Section 501: Events of Default	47
(B)	Section 502: Acceleration of Maturity	49
(C)	Section 507: Limitation on Suits	50
(D)	Section 515: Waiver of Stay, Extension or Usury Laws	50

VI.	Article 8: Consolidation, Merger, Conveyance or Transfer	51
(A)	Section 801: Company May Consolidate, Etc., Only on Certain Terms	51
(B)	Section 803: Subsidiaries May Consolidate, Etc., Only on Certain Terms	52

VII.	Article 9: Supplemental Indentures	53
(A)	Section 901	53
(B)	Section 902: Supplemental Indentures With Consent of Holders	54

VIII.	Article 10: Covenants	55
(A)	Section 1023: SEC Reports	55
(B)	Section 1024: Limitation on Restricted Payments	56
(C)	Section 1025: Limitation on Restrictions on Distributions from Restricted Subsidiaries	59
(D)	Section 1026: Limitation on Affiliate Transactions	61
(E)	Section 1027: Limitation on Indebtedness and Preferred Stock	63
(F)	Section 1028: Limitation on Sale/Leaseback Transactions	68
(G)	Section 1029: Change of Control	68
(H)	Section 1030: Limitation on Sales of Assets and Subsidiary Stock	70
(I)	Section 1031: Limitation on Liens	73
(J)	Section 1032: Limitation on Designations of Unrestricted Subsidiaries	73
(K)	Section 1033: Future Subsidiary Guarantors	75
(L)	Section 1034: Suspended Covenants	75

IX.	Article 11: Redemption of Securities	76
(A)	Section 1110: Optional Redemption of the Notes	76
(B)	Section 1111: Selection and Notice	77

X.	Article 15: Subsidiary Guarantees	77
(A)	Section 1501: Subsidiary Guarantee Obligations	78
(B)	Section 1502: Limitation on Liability	79
(C)	Section 1503: Sucessors and Assigns	79
(D)	Section 1504: No Waiver	80
(E)	Section 1505: Modification	80
(F)	Section 1506: Contribution	80
(G)	Section 1507: Execution and Delivery	80
(H)	Section 1508: Benefits Acknowledged	80
(I)	Section 1509: Release of Subsidiary Guarantees	81

ii

THIRD SUPPLEMENTAL INDENTURE, dated as of March 27, 2012 (this “Supplemental Indenture” or the “Third Supplemental Indenture”), among TEREX CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called, “Terex” or the “Company”), having its principal office at 200 Nyala Farm Road, Westport, Connecticut 06880, the Subsidiary Guarantors (as defined below) and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as Trustee (herein called, the “Trustee”) to the Indenture, dated as of July 20, 2007, between the Company and the Trustee (the “Base Indenture” and, as supplemented by this Third Supplemental Indenture between the Company and the Trustee, in respect of the Initial Notes (as defined below), the “Indenture”).
RECITALS OF THE COMPANY AND THE SUBSIDIARY GUARANTORS
WHEREAS, the Company and the Trustee entered into the Base Indenture to provide for the issuance from time to time of debentures, notes, bonds or other evidences of unsecured indebtedness (including instruments in global, temporary or definitive form) to be issued in one or more series (hereinafter called the “Securities”) as the Base Indenture provides;
WHEREAS, Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 201 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 301 of the Base Indenture, and to set forth the terms thereof;
WHEREAS, pursuant to Section 201 of the Base Indenture, the Company and the Subsidiary Guarantors desire to execute this Third Supplemental Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of the Company's senior notes designated as 6.50% Senior Notes due 2020 (the “Initial Notes”) and guarantees thereof, in an aggregate principal amount of $300,000,000. The Initial Notes are a series of securities as referred to in Section 301 of the Base Indenture.
WHEREAS, the Company may, if permitted to do so pursuant to the terms of the Indenture, the Initial Notes and the terms of its other indebtedness existing on such future date, authorize the issuance of, if and when issued, additional Notes which may be offered subsequent to the Issue Date in accordance with this Third Supplemental Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”), pursuant to this Third Supplemental Indenture and the Company and the Trustee have agreed that the Company shall issue and deliver, and the Trustee shall authenticate, the Initial Notes pursuant to the terms of the Indenture and substantially in the form set forth as Exhibit A, attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;
WHEREAS, this Third Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act;
WHEREAS, the execution of this Third Supplemental Indenture has been duly authorized by the Board of Directors of the Company and the board of directors, board of managers or managing member of each of the Subsidiary Guarantors, as applicable, and all things necessary to make this Third Supplemental Indenture, when executed and delivered by the Company and the Subsidiary Guarantors, a valid, binding and legal instrument according to its terms have been done and performed;
WHEREAS, all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, in accordance with their terms;
WHEREAS, all things necessary have been done to make the guarantees of the Subsidiary Guarantors contained herein, when executed by the Subsidiary Guarantors, the valid obligations of the Subsidiary Guarantors, in accordance with their terms; and
NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
SECTION ONE

APPLICATION OF SUPPLEMENTAL INDENTURES
AND CREATION OF THE INITIAL NOTES

I.Application of Supplemental Indentures.

(A)    Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including as provided in Section One, Part II of this Third Supplemental Indenture below, are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under the Indenture (including the 2016 Notes (as defined below)) and shall not be deemed to amend, modify or supplement the Base Indenture or any supplemental indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Third Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Third Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.
(B)    For purposes of clarity, none of the terms of the First Supplemental Indenture or the Second Supplemental Indenture shall apply to the Notes, including the addition or modification of any covenants, including those described in Sections 1009 through 1021 of the First Supplemental Indenture.

II.	Effect of Third Supplemental Indenture.

With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 901 thereof to establish the terms of the Notes as set forth in this Third Supplemental Indenture.
To the extent that the provisions of this Third Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling.

III.	Rules of Construction.

Unless the context otherwise requires:

(a) the terms defined in this Third Supplemental Indenture have the meanings assigned to them in the Third Supplemental Indenture and include the plural as well as the singular;
(b) all terms used herein which are defined in the Trust Indenture Act or the rules and regulations of the Commission hereunder, either directly or by reference therein, have the meanings assigned to them therein;
(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;
(e) references to any Article, Section or other subdivision in this Third Supplemental Indenture, unless otherwise described, are references to an Article, Section or subdivision of this Third Supplemental Indenture;
(f) “including” means including without limitation;
(g) words used herein implying any gender shall apply to every gender;
(h) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured; and
(i) senior Indebtedness shall not be deemed to be subordinate or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION TWO

AMENDMENT OF THE BASE INDENTURE

I.    Set forth below are the changes to Article 1 of the Base Indenture: Definitions and Other Provisions of General Application:
(A)    Section 101 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 101        Definitions.
For the purposes of the Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
“2016 Notes” means Terex's $300.0 million principal amount of 10-7/8% Senior Notes due 2016 issued under the Base Indenture, as supplemented by the supplemental indenture dated as of June 3, 2009, between Terex and HSBC Bank USA, National Association, as trustee, as such may be amended or supplemented from time to time.
“4% Convertible Notes” means Terex's $137.3 million principal amount of 4% Convertible Senior Subordinated Notes due June 1, 2015 issued under the indenture, dated as of November 25, 2003, among Terex, and HSBC Bank USA, National Association, as trustee, as supplemented by the supplemental indenture dated as of June 3, 2009, between Terex and HSBC Bank USA, National Association, as trustee as such may be amended or supplemented from time to time.
“8.00% Notes” means Terex's $800.0 million principal amount of 8.00% Senior Subordinated Notes due 2017 issued under the indenture, dated as of July 20, 2007, between Terex and HSBC Bank USA, National Association, as trustee, as supplemented by the supplemental indentures dated as of November 13, 2007 and February 7, 2011, between Terex and HSBC Bank USA, National Association, as trustee, as such may be amended or supplemented from time to time.
“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (the “Acquired Person”) (i) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) assumed in connection with the acquisition of assets from such Person.
“Act”, when used with respect to any Holder, means any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders and that may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing.
“Additional Notes” has the meaning specified in the recitals hereto.
“Affiliate” of any specified Person means:

(1)    any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person; or
(2)    any other Person who is a director or officer:
(A)    of such specified Person;
(B)    of any subsidiary of such specified Person; or
(C)    any Person set forth in clause (1) above.
For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
(1)    1.0% of the principal amount of such Note; and
(2)    the excess, if any, of (A) the present value at such Redemption Date of (i) the redemption price of such Note at April 1, 2016 (such redemption price being set forth in Section 1110(3), plus (ii) all required interest payments due on such Note through April 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate, as of such Redemption Date, plus 50 basis points; over (B) the principal amount of such Note.
“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a “disposition”), of:
(1)    any shares of Capital Stock of a Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary (other than directors qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);
(2)    all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary; or
(3)    any other assets of the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, in each case other than:

(A)     dispositions of (x) cash or Cash Equivalents or (y) property or equipment that is no longer used or that is obsolete, damaged or otherwise unsuitable or no longer required in the business of the Company or a Restricted Subsidiary;
(B)     dispositions of assets (including issuances and sales of Capital Stock of Subsidiaries) in one or a series of related transactions for an aggregate consideration of less than $10.0 million for any such transaction or series of transactions;
(C)     the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions set forth in Article Eight or any disposition that constitutes a Change of Control;
(D)     any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 1024 of this Third Supplemental Indenture;
(E)     any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or to any Person in a factoring or similar transaction or transactions;
(F)     any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein or a security interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
(G)     any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(H)     the sale, assignment, lease, sub-lease, rental, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business (including leases or subleases with respect to real or personal property temporarily not in use or pending disposition, or not interfering in any material respect with the business) or the sale or discounting of accounts receivable or notes receivable in the ordinary course of business or in connection with the compromise, settlement or collection thereof or the conversion of accounts receivable to notes receivable;
(I)     the sale of financial services products, including loans, leases, rental agreements or other arrangements with purchasers of equipment or (x) retail financing for the purchase or lease of equipment manufactured by the Company, its Restricted Subsidiaries or any other manufacturer whose products are from time to time sold through the Company, (y) other retail and wholesale financing programs reasonably related thereto and (z) insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products;

(J)     any disposition of assets of the type specified in the definition of “Equipment Securitization Transaction” to an Equipment Subsidiary in a Qualified Equipment Financing or to any Person in a similar transaction or transactions; and
(K)     any disposition of assets of the type specified in the definition of “Equipment Securitization Transaction” (or a fractional undivided interest therein or a security interest therein) by an Equipment Subsidiary in a Qualified Equipment Financing.
“Authenticating Agent” means any Person authorized to authenticate and deliver Notes on behalf of the Trustee for the Notes pursuant to Section 614 of the Base Indenture.
“Authorized Newspaper” means a newspaper customarily published at least once a day for at least five days in each calendar week and of general circulation in New York City, in London and, to the extent the Notes are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, in Luxembourg or, if it shall be impracticable in the opinion of the Company to make such publication, in another capital city in Western Europe. Such publication (which may be in different newspapers) is expected to be made in the Eastern edition of The Wall Street Journal, in the London edition of the Financial Times and, if applicable, in the Luxemburger Wort.
“Attributable Debt” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:
(1)    the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment, by
(2)    the sum of all such payments.
“Bank Indebtedness” means:
(1)    the Indebtedness outstanding or arising under the Credit Facility pursuant to Section 1027(b)(1) of this Third Supplemental Indenture ;
(2)    all obligations and other amounts owing to the holders of such Indebtedness or any agent or representative thereof outstanding or arising under the Credit Facility (including, but not limited to, interest (including interest accruing on or after the filing of any petition in bankruptcy, reorganization or similar proceeding relating to the Company or any Restricted Subsidiary, whether or not a claim for such interest is allowed in such proceeding), fees, charges, indemnities, expense reimbursement obligations and other claims under the Credit Facility); and
(3)    all Hedging Obligations arising in connection therewith with any party to the Credit Facility.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Base Indenture” has the meaning provided in the first paragraph hereto.
“Bearer Security” means any Security established pursuant to Section 201 of the Base Indenture which is payable to bearer.
“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.
“Board Resolution” means, when used with reference to a Person, (1) a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person, as the case may be, to have been duly adopted by its board of directors and to be in full force and effect on the date of such certification, or (2) a certificate signed by the director or directors or officer or officers to whom the Person's board of directors shall have duly delegated its authority, and delivered to the Trustee for the Notes.
“Business Day” means each day which is not a Legal Holiday.
“Capital Lease Obligations” of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such capital lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Cash Equivalents” means:
(1)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;
(3)    commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.;
(4)    certificates of deposit or bankers acceptances maturing within one year from the date of acquisition thereof issued by (x) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or (y) a commercial banking institution organized and located in a country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $200 million (or the foreign currency equivalents thereof);
(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types set forth in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;
(6)    investments in money market funds which invest substantially all their assets in securities of the types specified in clauses (1) through (5) above; and
(7)    other short-term investments utilized by foreign Restricted Subsidiaries in accordance with normal investment practices for cash management.
“Cash Flow” for any period means the Consolidated Net Income for such period, plus the following (but without duplication) to the extent deducted in calculating such Consolidated Net Income for such period:
(1)    income tax expense;
(2)    Consolidated Interest Expense;
(3)    depreciation expense and amortization expense, provided that consolidated depreciation and amortization expense of a Subsidiary that is not a Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary; and
(4)    all other non-cash charges (other than any recurring non-cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period).

Notwithstanding clause (4) above, there shall be deducted from Cash Flow in any period any cash expended in such period that funds a non-recurring, non-cash charge accrued or reserved in a prior period which was added back to Cash Flow pursuant to clause (4) in such prior period.
“Change of Control” means the occurrence of any of the following events:
(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise;
(2)    (A)    another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or
(B)    the Company conveys, transfers or leases all or substantially all its assets (computed on a consolidated basis) to any person or group, in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a Restricted Subsidiary of the Company,
in the case of each of clause (2)(A) and (B), in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (y) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors; or

(3)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.
“Clearstream Banking” means Clearstream Banking S.A. or its successor.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” means Credit Suisse AG, as collateral agent for the lenders pursuant to the Credit Agreement.
“Company” has the meaning specified in the first paragraph hereto.
“Company Request” and “Company Order” mean a written request or order signed in the name of the Company, as the case may be by (1) the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company, as the case may be, or (2) any two Persons designated in a Company Order previously delivered to the Trustee for the Notes by any two of the foregoing officers and delivered to the Trustee for the Notes.
“Consolidated Cash Flow Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Cash Flow for the period of the most recent four consecutive fiscal quarters for which financial statements are available to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
(1)    if the Company or any Restricted Subsidiary has issued any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Coverage Ratio is an issuance of Indebtedness, or both, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been issued on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;
(2)    if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Cash Flow for such period shall be reduced by an amount equal to the Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Cash Flow (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the

Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(3)    if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets (including Capital Stock of a Subsidiary), including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
(4)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Indebtedness issued in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the average interest rate for the period up to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). For purposes of this definition, whenever pro forma effect is to be given to any Indebtedness Incurred pursuant to a revolving credit facility the amount outstanding under such Indebtedness shall be equal to the average of the amount outstanding during the period commencing on the first day of the first of the four most recent fiscal quarters for which financial statements are available and ending on the date of determination. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers' Certificate, whether or not in accordance with GAAP or Regulation S-X under the Securities Act, to reflect operating expense reductions, cost savings or synergies reasonably expected to result within 12 months from the applicable pro forma event.
“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense but Incurred by the Company or its Restricted Subsidiaries:
(1)    interest expense attributable to capital leases;
(2)    amortization of debt discount;
(3)    [intentionally omitted];
(4)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;
(5)    net cash payments and receipts (if any) pursuant to Hedging Obligations (including amortization of fees);
(6)    dividends in respect of all Disqualified Stock held by Persons other than the Company, a Subsidiary Guarantor or a Wholly Owned Subsidiary;
(7)    interest Incurred in connection with investments in discontinued operations;
(8)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; and minus
(9)    interest income;
(10)    non-cash interest expense on the Existing Notes; and
(11)    amortization or write-off of deferred financing fees and debt issuance costs.
For purposes of this definition, interest expense attributable to any Indebtedness represented by the guarantee (other than (a) Guarantees permitted by Section 1027(b)(11) of this Third Supplemental Indenture and (b) Guarantees by the Company of Indebtedness of a consolidated Restricted Subsidiary or by a consolidated Restricted Subsidiary of the Company or another consolidated Restricted Subsidiary) by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)    any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;
(2)    any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(3)    any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash permitted to be distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, advance or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income and (C) any such restrictions on a Receivables Subsidiary or an Equipment Subsidiary in connection with a Qualified Receivables Financing or Qualified Equipment Financing, as applicable, shall be disregarded for purposes of this definition of “Consolidated Net Income”;
(4)    any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;
(5)    all extraordinary, unusual or non-recurring gains, and any extraordinary, unusual or non-recurring loss;
(6)    any goodwill impairment charge pursuant to GAAP;
(7)    the cumulative effect of a change in accounting principles;

(8)    any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights to officers, directors and employees shall be excluded;
(9)    income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); and
(10)    unrealized gains and losses relating to Hedging Obligations or other derivative instruments and the application of ASC 815 (or other corresponding future applicable accounting standards) and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 (or other corresponding future applicable accounting standards).
Notwithstanding the foregoing, upon the effectiveness of the DPLA, the foregoing calculation of “Consolidated Net Income” shall include 100% of any income of Demag Cranes AG and its Restricted Subsidiaries, less any mandatory dividends paid to minority shareholders of Demag Cranes AG.
“Consolidated Tangible Assets” as of any date of determination, on a pro forma basis, means the Consolidated Total Assets as of such date, and after giving effect to purchase accounting and after deducting, to the extent otherwise included, the amounts of: (1) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Company; (3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (5) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and (6) Investments in and assets of Unrestricted Subsidiaries.
“Consolidated Total Assets” as of any date of determination, on a pro forma basis, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) that would appear on a consolidated balance sheet of Terex as of such date, and after giving effect to purchase accounting determined on a consolidated basis in accordance with GAAP.
“Conversion Event” means the unavailability of any Foreign Currency or currency unit due to the imposition of exchange controls or other circumstances beyond the Company's control.
“Corporate Trust Office” means the office of the Trustee for Notes at which at any particular time its corporate trust business shall be principally administered, which office of HSBC Bank USA, National Association, at the date of the execution of this Indenture, is located at 452 Fifth Avenue,

New York, NY 10018 Attention: Corporate Trust & Loan Agency, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).
“corporation” includes corporations, limited liability companies, associations, companies and business trusts.
“coupon” means any interest coupon appertaining to a Bearer Security.
“Covenant Defeasance” has the meaning specified in Section 402 of this Third Supplemental Indenture.
“Covenant Suspension Event” has the meaning specified in Section 1034(a) of this Third Supplemental Indenture.
“Credit Agreement” means the amended and restated credit agreement, dated as of August 5, 2011, among the Company, certain of its subsidiaries, Credit Suisse AG, as Administrative Agent and Collateral Agent, and certain financial institutions.
“Credit Facility” means (1) a collective reference to any term loan and revolving credit facilities (including, but not limited to, the Credit Agreement), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, replaced, refunded, increased, refinanced, restructured or otherwise modified, in whole or in part, from time to time whether or not with the same agent, trustee, lenders or holders and irrespective of any changes in the terms and conditions thereof and (2) whether or not the credit facilities referred to in clause (1) remain outstanding, if designated by the Company to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including any Receivables Financing or otherwise through the sale of receivables and related assets (or undivided interests therein) to lenders or to special purpose entities formed to borrow from lenders against such receivables), asset-backed financing (including any Equipment Securitization Transaction or otherwise through the sale of assets of the type specified in the definition of “Equipment Securitization Transaction” (or undivided interests therein) to lenders or to special purpose entities formed to borrow from lenders against such assets) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, increased, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time. Without limiting the generality of the foregoing, the term “Credit Facility” shall include agreements in respect of reimbursement of letters of credit issued pursuant to the Credit Facility and agreements in respect of Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Facility and all refunding, refinancings (in whole or in part) and replacements of any Credit Facility, including any agreement (i) extending the maturity of any indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Restricted Subsidiaries and their respective successors and assigns or (iii) adding or deleting agents, trustees, lenders or holders, and whether or not any such amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification occurs simultaneously with the termination or repayment of a prior Credit Facility.
“Currency Agreement Obligations” means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.
“Currency Determination Agent” means, with respect to the Notes, unless otherwise specified in the Notes, a New York Clearing House bank designated pursuant to Section 301 or Section 312 of the Base Indenture.
“Defaulted Interest” means any interest on any Registered Security of any particular series which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Description of the Notes” means that section of the same name in the prospectus supplement dated March 22, 2012 to the prospectus dated April 8, 2011.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designation” shall have the meaning specified in Section 1032 of this Third Supplemental Indenture.
“Designation Amount” shall have the meaning specified in Section 1032 of this Third Supplemental Indenture.
“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise prior to the 91st day after the Stated Maturity of the Notes;
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock prior to the 91st day after the Stated Maturity of the Notes; or
(3)    is redeemable at the option of the holder thereof, in whole or in part on or prior to the 91st day after the Stated Maturity of the Notes;
provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions set forth in Section 1029 and Section 1030 of this Third Supplemental Indenture.
“Dollars” and the sign “$” mean the currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.
“Domestic Subsidiary” means any Restricted Subsidiary of Terex that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DPLA” means the Domination and Profit and Loss Transfer Agreement, dated as of January 30, 2012 among Demag Cranes AG and Terex Germany GmbH & Co. KG., as amended from time to time.
“Equity Offering” means a private or public sale for cash of common stock (other than Disqualified Stock) of Terex.
“Event of Default” has the meaning specified in Section 501 of this Third Supplemental Indenture.
“Equipment Fees” means interest or other payments made directly or by means of discounts with respect to any participation or other interests issued or sold in connection with, and all other fees paid to a Person that is not an Equipment Subsidiary or not a Restricted Subsidiary in connection with, any Equipment Securitization Transaction.
“Equipment Repurchase Obligation” means any obligation of a seller of assets in a Qualified Equipment Financing to repurchase assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or other asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Equipment Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer (or transfer an undivided interest) to (a) an Equipment Subsidiary or (b) any other Person, or may grant a security interest in, any rental fleet equipment, loans secured by equipment, leases or rental agreements (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all instruments, chattel paper or general intangibles relating thereto, all payments and other rights under insurance policies or warranties related thereto, all disposition proceeds received upon sale thereof, all rights under manufacturers' repurchase programs or guaranteed depreciation programs relating thereto, all credit enhancements related thereto, all leases, loans or rental agreements related thereto, all collateral securing such assets, all contracts and all guarantees or other obligations in respect of such assets, proceeds of such assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or similar transactions involving such assets.
“Equipment Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Equipment Financing with the Company or any Subsidiary of the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers assets of the type specified in the definition of “Equipment Securitization Transaction”) that engages in no activities other than in connection with the financing of assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designed by the Board of Directors (as provided below) as an Equipment Subsidiary and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons that are not Affiliates of the Company; and
(3)    to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conclusion.
“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, and its successors.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means:
(1) any Foreign Subsidiary or foreign-owned Domestic Subsidiary,

(2) any Receivables Subsidiary,

(3) any Equipment Subsidiary, or

(4) any Immaterial Subsidiary.

“Existing Notes” means the 2016 Notes, the 4% Convertible Notes and the 8.00% Notes.
“Existing Subordinated Notes” means the 4% Convertible Notes and the 8.00% Notes.
“Fair Market Value” means, at the time of such determination, with respect to any asset or property, the price that could be negotiated in an arms' length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined by the Company).
“First Supplemental Indenture” means the first supplemental indenture, dated as of June 3, 2009, to the Base Indenture, between the Company and the Trustee in respect of the 2016 Notes.
“Floor Plan Guarantees” means guarantees (including but not limited to repurchase or remarketing obligations) by the Company or a Restricted Subsidiary Incurred in the ordinary course of business of Indebtedness Incurred by a franchise dealer, or other purchaser or lessor, for the purchase of inventory manufactured or sold by the Company or a Restricted Subsidiary, the proceeds of which Indebtedness is used solely to pay the purchase price of such inventory to such franchise dealer, or other purchaser or lessor, and any related reasonable fees and expenses (including financing fees), provided, however, that (1) to the extent commercially practicable, the Indebtedness so guaranteed is secured by a perfected first priority Lien on such inventory in favor of the holder of such Indebtedness and (2) if the Company or such Restricted Subsidiary is required to make payment with respect to such guarantee, the Company or such Restricted Subsidiary will have the right to receive either (q) title to such inventory, (r) a valid assignment of a perfected first priority Lien in such inventory or (s) the net proceeds of any resale of such inventory.

“Foreign Currency” means a currency issued and actively maintained as a country's recognized unit of domestic exchange by the government of any country other than the United States or by any recognized confederation or association of such governments, and such term shall include, without limitation, the euro.
“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) in such other statement by such other entity as have been approved by a significant segment of the accounting profession, in each case that are in effect on the Issue Date. For clarity purposes, in determining whether a lease is a Capitalized Lease or an operating lease and whether Indebtedness or interest expense exists, such determination shall be made in accordance with GAAP as in effect on the Issue Date.
“Global Notes” means, individually and collectively, each of the Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 301 of this Third Supplemental Indenture.
“Global Note Legend” means the legend in the form set forth in Exhibit A attached hereto, which is required to be placed on all Global Notes issued under the Indenture.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include (x) endorsements of negotiable instruments for collection or deposit in the ordinary course of business or (y) Standard Securitization Undertakings. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person against changes in interest rates or foreign exchange rates.

“Holder”, “holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar's books.
“Identifying Numbers” has the meaning specified in Section 204 in Base Indenture.
“Immaterial Subsidiary” means a Subsidiary which at the time of determination owns assets having a fair market value of less than $1.0 million and is not an obligor with respect to any Indebtedness.
“Incur” means create, issue, assume, Guarantee, incur or otherwise become liable for, directly or indirectly, or otherwise become responsible for, contingently or otherwise, Indebtedness or Disqualified Stock; provided, however, that any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.
“Indebtedness” of any Person means, without duplication, and whether or not contingent:
(1)    the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(2)    all Capital Lease Obligations of such Person;
(3)    all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;
(5)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends) or, except to the extent such Person is Terex, any Preferred Stock of such Person;
(6)    to the extent not otherwise included in this definition, all Hedging Obligations;
(7)    all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (other than in each case by reason of activities set forth in the proviso to the definition of “Guarantee”); and
(8)    all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.
For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in good faith by the Board of Directors. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accrued interest, provided, however, that such accretion shall not be deemed an incurrence of Indebtedness.
“Indenture” has the meaning specified in the first paragraph hereto.
“Indexed Security” means any Security as to which the amount of payments of principal (and premium, if any) and/or interest, if any, due thereon is determined with reference to the rate of exchange between the currency or currency unit in which the Security is denominated and any other specified currency or currency unit, to the relationship between two or more currencies or currency units, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas, all as specified in accordance with Section 301 in the Base Indenture.
“Initial Notes” shall have the meaning specified in the recitals hereto.
“Interest Payment Date” means, when used with respect to any Security, the Stated Maturity of an installment of interest on such Security.
“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.
“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable or deposits on the balance sheet of the Person making the advance or loan, in each case in accordance with GAAP) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition (by means of any transfer of cash or other property to such Person or any other Person) of Capital Stock, Indebtedness or other similar instruments issued by such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 1024 of this Third Supplemental Indenture:
(1)    “Investment” shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Preferred Stock or Disqualified Stock, or Capital Stock exchangeable, exercisable or convertible for any of the foregoing) of the Company in exchange for Capital Stock, property or assets of another Person constitute an Investment by the Company in such Person.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“issue” means issue, assume, Guarantee, Incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary; and the term “issuance” has a corresponding meaning.
“Issue Date” means March 27, 2012, the date on which the Notes were originally issued.
“Judgment Date” has the meaning specified in Section 516 of the Base Indenture.
“Legal Defeasance” has the meaning specified in Section 402 of this Third Supplemental Indenture.
“Lien” means any mortgage, pledge, security interest, privilege, conditional sale or other title retention agreement or other similar lien (statutory or otherwise), or encumbrance upon or with respect to any property of any kind, real or personal, moveable or immovable, now owned or hereafter acquired.

“Luxembourg Stock Exchange” means, unless specified with respect to the Notes, the Luxembourg Stock Exchange.
“Market Exchange Rate” means, with respect to any Foreign Currency or currency unit on any date, unless otherwise specified in accordance with Section 301 of the Base Indenture, the noon buying rate in The City of New York for cable transfers in such Foreign Currency or currency unit as certified for customs purposes by the Federal Reserve Bank of New York for such Foreign Currency or currency unit.
“Maturity” means, when used with respect to any Security, the date on which the principal (or, if the context so requires, in the case of an OID Security, a lesser amount or, in the case of an Indexed Security, an amount determined in accordance with the specified terms of that Security) of that Security becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder, pursuant to any sinking fund or otherwise.
“Moody's” means Moody's Investors Service, Inc. and any successor to its rating agency business.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of:
(1)    all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability or reserve under GAAP, as a consequence of such Asset Disposition;
(2)    all payments made on any Indebtedness which (A) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or (B) which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;
(3)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(4)    reasonable amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.
“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale plus, in the case of an issuance of Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible exchangeable debt), of the Company that were issued for cash on or after December 17, 2001, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt), net of attorneys fees, accountants fees, underwriters or placement agents fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred or required to be Incurred in connection with such issuance or sale and also net of taxes paid or payable as a result thereof.
“Notes” shall have the meaning specified in the recitals hereto.
“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
“Officers' Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or of a Subsidiary or parent of the Company that is designated by the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of the Company or such Subsidiary or parent that meets the requirements set forth in this Indenture.
“OID Security” means a Security which provides for an amount (excluding any amounts attributable to accrued but unpaid interest thereon) less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of this Third Supplemental Indenture.
“Opinion of Counsel” means a written opinion of counsel, who may be an officer, counsel or employee of the Company or Trustee, and who shall be reasonably acceptable to the Trustee.
“Outstanding” means, when used with respect to the Notes, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:
(1)     Notes theretofore cancelled by the Trustee for such Notes or delivered to such Trustee for cancellation;
(2)     Notes or portions thereof for whose payment or redemption money in the necessary amount and in the required currency or currency unit has been theretofore deposited with the Trustee for such Notes or any Paying Agent (other than the Company or any other obligor upon the Notes) in trust or set aside and segregated in trust by the Company or any other obligor upon the Notes (if the Company or any other obligor upon the Notes shall act as its own Paying Agent) for the Holders of such Notes; provided, however, that, if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture, or provision therefor satisfactory to such Trustee has been made; and
(3)     Notes which have been paid pursuant to Section 306 of the Base Indenture or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented proof satisfactory to the Trustee for such Notes that any such Notes are held by a bona fide holder in due course;
provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder or are present at a meeting of Holders for quorum purposes, (a) Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee for such Notes shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of such Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor, (b) the principal amount of an OID Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration pursuant to Section 502 of this Third Supplemental Indenture and (c) the principal amount of a Security denominated in a Foreign Currency or currency unit that shall be deemed to be outstanding for such purposes shall be determined in accordance with Section 115 of the Base Indenture.
“Paying Agent” means HSBC Bank USA, National Association or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest, if any, on any Notes on behalf of the Company.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
(1)    the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary and any Investment held by such Person; provided, however, that any Investment held by such Person was not acquired by such Person in contemplation of such Person becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;
(2)    another Person if as a result of such Investment such other Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and any Investment held by such Person; provided, however, that any Investment held by such Person was not acquired by such Person in contemplation of such Person becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;
(3)    Cash Equivalents;
(4)    receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;
(5)    loans or advances to employees made in the ordinary course of business;
(6)    stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
(7)    any Person to the extent such Investment represents the non-cash portion of the consideration received for an asset sale as permitted pursuant to Section 1030 of this Third Supplemental Indenture;
(8)    so long as no Default has occurred and is continuing (or would result therefrom), any Investment the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments set forth in Section 1024(a)(3)(B) of this Third Supplemental Indenture;
(9)    an aggregate amount not to exceed $100.0 million for the purposes of financing purchases and leases of inventory in connection with a “captive finance” entity whose sole business is providing financing to customers of the Company or any Restricted Subsidiary;
(10)    Floor Plan Guarantees permitted by Section 1027(b)(11) of this Third Supplemental Indenture;
(11)    any Person to the extent such Investments consist of Hedging Obligations not incurred for speculative purposes and either: (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;
(12)    any Person to the extent such Investments, when taken together with all other Investments made pursuant to this clause (12) and outstanding on the date such Investment is made, do not have an aggregate Fair Market Value in excess of in the aggregate the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Tangible Assets as of the date of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(13)    joint ventures of the Company or any of its Restricted Subsidiaries to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not have a Fair Market Value in excess of in the aggregate the greater of (i) $150.0 million and (ii) 3.0% of Consolidated Tangible Assets as of the date of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(14)    purchases and acquisitions of real estate, services, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;
(15)    a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets of the type specified in the definition of “Receivables Financing”, cash and Cash Equivalents or an equity interest;
(16)    Guarantees issued in accordance with Sections 1027 and 1033 in this Third Supplemental Indenture;
(17)    any Investment in an entity that is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable and related assets of the type specified in the definition of “Receivables Financing” or cash and Cash Equivalents pursuant to a Receivables Financing;
(18)    Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary of the Company in a transaction that is not prohibited by Article Eight after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Investments resulting from the sale of financial services products, including (x) retail financing for the purchase or lease of equipment manufactured by the Company, its Restricted Subsidiaries or any other manufacturer whose products are from time to time sold through the Company or its Restricted Subsidiaries, (y) other retail and wholesale financing programs reasonably related thereto and (z) insurance and credit card products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products;

(20)    an Equipment Subsidiary or any Investment by an Equipment Subsidiary in any other Person in connection with a Qualified Equipment Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Equipment Financing or any related Indebtedness; provided, however, that any Investment in an Equipment Subsidiary is in the form of a Purchase Money Note, contribution of assets of the type specified in the definition of “Equipment Securitization Transaction”, cash and Cash Equivalents or an equity interest;
(21)    any Investment in an entity that is not a Restricted Subsidiary to which a Restricted Subsidiary sells assets of the type specified in the definition of “Equipment Securitization Transaction” or cash and Cash Equivalents pursuant to an Equipment Securitization Transaction; and
(22)    any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date.
“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, including carriers' , warehousemen's, mechanics', materialmens', repairmens', landlords' and other similar Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of the Company;
(4)    Liens to secure the performance of statutory obligations or in favor of issuers of surety bonds, performance bonds, appeal bonds or letters of credit or other obligations of a like nature issued pursuant to the request of and for the account of such Person, in each case in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)    Liens securing a Hedging Obligation so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Hedging Obligation;
(6)    Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Purchase Money Indebtedness or Capital Lease Obligations relating to assets or property acquired, constructed or leased in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (y) such Liens shall not encumber any other assets or property of the Company or any Restricted Subsidiary other than such Assets or property and assets affixed or appurtenant thereto;
(7)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
(8)    Liens in favor of the Company and/or any of its Restricted Subsidiaries, other than such a Lien with respect to intercompany indebtedness if the Company or a Subsidiary Guarantor is not the beneficiary of such a Lien;
(9)    Liens securing Indebtedness of a Person existing at the time that such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, merger or consolidation, and do not extend to any property or assets other than those of such Person;
(10)    Liens on property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, however, that such Liens were not incurred in connection with, or in contemplation of, such acquisition, and do not extend to any other property or assets;
(11)    Liens existing on November 25, 2003, November 7, 2007, June 3, 2009 or on the Issue Date;
(12)    Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;
(13)    encumbrances consisting of zoning restrictions, surety exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any Restricted Subsidiary, rights or restrictions of record on the use of real property, minor defects in title, landlords and lessors liens under leases on property located on the rented premises, in each case not interfering in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries;

(14)    Liens securing Indebtedness permitted to be incurred by Section 1027(b)(1) of this Third Supplemental Indenture;
(15)    Liens with respect to Floor Plan Guarantees permitted by Section 1027(b)(11) in this Third Supplemental Indenture;
(16)    Liens on (A) receivables and related assets of the type specified in the definition of “Receivables Financing” or pledges of interests in a Receivables Subsidiary, in each case Incurred in connection with a Qualified Receivables Financing and (B) assets of the type specified in the definition of “Equipment Securitization Transaction” or pledges of interests in an Equipment Subsidiary, in each case Incurred in connection with a Qualified Equipment Transaction; and
(17)    Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to Section 1027 of this Third Supplemental Indenture; provided, however, that such Liens do not extend to the property or assets of the Company or any Domestic Subsidiary;
(18)    any extension, renewal, refinancing, refunding or replacement of any Permitted Lien, provided that such new Lien is limited to the property or assets that secured (or under the arrangement under which the original Permitted Lien, could secure) the obligations to which such Liens relate;
(19)    other than during a Suspension Period, Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (i) $500.0 million and (ii) 7.5% of Consolidated Total Assets; and
(20)    during the continuation of a Suspension Period, Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed 15.0% of Consolidated Total Assets.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Place of Payment” means, when used with respect to the Notes, the place or places where the principal of (and premium, if any) and interest, if any, on the Notes is payable, as contemplated by Section 301 of this Third Supplemental Indenture.
“Predecessor Security” means, with respect to any particular Security, every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security, and, for the purposes of this definition, any Security authenticated and delivered under Section 306 of the Base Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security or a Security to which a mutilated, destroyed, lost or stolen coupon appertains shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Security or the Security to which the mutilated, destroyed, lost or stolen coupon appertains, as the case may be.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Purchase Money Indebtedness” means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after acquired real or personal tangible property or assets related to the Business of the Company or the Restricted Subsidiaries and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.
“Purchase Money Note” means a promissory note of a Receivables Subsidiary or an Equipment Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary or an Equipment Subsidiary in connection with a Qualified Receivables Financing or Qualified Equipment Financing, as applicable, which note is intended to finance that portion of the purchase price for accounts receivables and related assets or assets of the type set forth in the definition of “Equipment Securitization Transaction”, as applicable, that is not paid by cash or as a contribution of equity.
“Qualified Equipment Financing” means any Equipment Securitization Transaction of an Equipment Subsidiary that meets the following conditions and with respect to which the Company delivers an Officers' Certificate to the Trustee certifying as to compliance with all such conditions:
(1) all sales of assets to the Equipment Subsidiary are made at Fair Market Value (as determined in good faith by the Company);
(2) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company); and
(3) shall be non-recourse to the Company and its Subsidiaries (other than the Equipment Subsidiary) except for Standard Securitization Undertakings.
The grant of a security interest in any assets of the Company or any Subsidiaries (other than an Equipment Subsidiary or the Subsidiary undertaking such Equipment Securitization Transaction) to secure Bank Indebtedness shall not be deemed to be a Qualified Equipment Financing.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions and with respect to which the Company delivers an Officers' Certificate to the Trustee certifying as to compliance with all such conditions:
(1) all sales of receivables and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company);

(2) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company); and
(3) shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except for Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Company or any Subsidiaries (other than a Receivables Subsidiary or the Subsidiary undertaking such Receivables Financing) to secure Bank Indebtedness shall not be deemed to be a Qualified Receivables Financing.
“Rating Agencies” means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody's or S&P or both, as the case may be.
“Receivables Fees” means interest or other payments made directly or by means of discounts with respect to any participation or other interests issued or sold in connection with, and all other fees paid to a Person that is not a Receivables Subsidiary or not a Restricted Subsidiary in connection with, any Receivables Financing.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer (or transfer an undivided interest) to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all instruments, chattel paper or general intangibles relating thereto, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions, factorings or similar transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables and related assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company or any Subsidiary of the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designed by the Board of Directors (as provided below) as a Receivables Subsidiary and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that would be obtained at the time from Persons that are not Affiliates of the Company; and
(3)    to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conclusion.
“Redemption Price” means, when used with respect to any Security to be redeemed, the price at which it is to be redeemed pursuant to the terms of this Indenture or in any Security issued hereunder.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)    such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of (x) the Indebtedness being Refinanced or (y) the Notes;

(2)    such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of (x) the Indebtedness being Refinanced or (y) the Notes; and
(3)    such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus unpaid accrued interest) under the Indebtedness being Refinanced, plus actual fees and expenses Incurred in connection with the Refinancing;
provided, further, however, that (x) Refinancing Indebtedness shall not include (1) Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary or a Subsidiary Guarantor that Refinances Indebtedness of the Company or (2) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary, (y) if the Indebtedness being Refinanced is a Subordinated Obligation, then unless Terex would be permitted at the time to issue an additional $1.00 of Indebtedness under Section 1027(a) of this Third Supplemental Indenture such Refinancing Indebtedness shall be at least as subordinated in right of payment, to the Notes as the Indebtedness being Refinanced and (z) Refinancing Indebtedness shall be secured only by assets of a similar type and in a similar amount to those that secured the Indebtedness so refinanced.
“Registered Security” means any Security established pursuant to Section 201 of the Base Indenture which is registered in the Security Register.
“Regular Record Date” means, with respect to the interest payable on any Interest Payment Date on the Notes, the date, if any, specified for that purpose as contemplated by Section 301 of this Third Supplemental Indenture whether or not a Business Day.
“Reversion Date” shall have the meaning specified in Section 1034(b) of this Third Supplemental Indenture.
“Responsible Officer” means, when used with respect to the Trustee for the Notes, any officer of the Trustee having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“SEC” or the “Commission” means the Securities and Exchange Commission.

“Second Supplemental Indenture” means the second supplemental indenture, dated as of February 7, 2011, to the Base Indenture, among certain subsidiaries of the Company and the Trustee, in respect of guarantees of the 2016 Notes.
“Secured Indebtedness” means any Indebtedness of any Person secured by a Lien.
“Securities” shall have the meaning specified in the recitals hereto.
“Security Register” and “Security Registrar” have the respective meanings specified in Section 305 of the Base Indenture.
“Senior Indebtedness” means with respect to the Company or any Subsidiary Guarantor, any Indebtedness of such Person unless the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness is subordinate in right of payment to any other Indebtedness or Guarantee of such Person, including the Notes or the applicable Subsidiary Guarantee, other than:
(1)    any obligation of such Person to any subsidiary of such Person or to any officer, director or employee of such Person or any such subsidiary;
(2)    any accounts payable or other liability of such Person to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
(3)    that portion of any Indebtedness of such Person which at the time of issuance is issued in violation of this Indenture;
(4)    Indebtedness of such Person represented by Disqualified Stock; or
(5)    any Capital Stock.
“series” of Securities means all Securities denoted as part of the same series authorized by or pursuant to a particular Board Resolution.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meanings of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.
“Special Record Date” means, with respect to the payment of any Defaulted Interest on the Notes, a date fixed by the Trustee for such series pursuant to Section 307 of the Base Indenture.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the final date specified in such security as the fixed date on which all outstanding principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Subordinated Obligation” means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.
“Subsidiary” means:
(1)    any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:
(A)    the Company;
(B)    the Company and one or more Subsidiaries of the Company; or
(C)    one or more Subsidiaries of the Company; or
(2)    any limited partnership of which the Company or any Subsidiary is a general partner; or
(3)    any other Person (other than a corporation or limited partnership) in which the Company, or one or more other Subsidiaries or the Company and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.
Unless the context otherwise requires, Subsidiary means each direct and indirect Subsidiary of the Company.
“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company's Obligations with respect to the Notes.
“Subsidiary Guarantor” means each of Terex, A.S.V., Inc., CMI Terex Corporation, Fantuzzi Noell USA, Inc., Genie Financial Services, Inc., Genie Holdings, Inc., Genie Industries, Inc., Genie International, Inc., GFS National, Inc., Loegering Mfg. Inc., Powerscreen USA, LLC, Powerscreen Holdings USA Inc., Powerscreen International LLC, Powerscreen North America, Inc., Schaeff

Incorporated, Schaeff of North America, Inc., Terex Advance Mixer, Inc., Terex Aerials, Inc., Terex Financial Services, Inc., Terex South Dakota, Inc., Terex USA, LLC, Terex Utilities, Inc., Terex Washington, Inc. and each other Subsidiary of Terex that guarantees the Notes pursuant to the terms of the Indenture after the Issue Date.
“Substitute Date” has the meaning specified in Section 516 of the Base Indenture.
“Suspended Covenants” shall have the meaning specified in Section 1034(a) of this Third Supplemental Indenture.
“Suspension Period” shall have the meaning specified in Section 1034(b) of this Third Supplemental Indenture.
“Third Supplemental Indenture” has the meaning specified in the first paragraph hereto.
“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2016; provided, however, that if the period from the Redemption Date to such date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of this Indenture.
“Trustee” has the meaning specified in the first paragraph hereto.
“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with Section 1032 of this Third Supplemental Indenture. Any such designation may be revoked by a resolution of the Board of Directors delivered to the Trustee, subject to the provisions of Section 1032 of this Third Supplemental Indenture. As of the Issue Date, the definition of Unrestricted Subsidiaries includes Power Legend International Limited and its subsidiaries, including without limitation, Power Legend Industries Limited, Sichuan Changjiang Engineering Crane Co., Ltd., Terex NFLG (Quanzhou) Mobile Processing Equipment Co., Ltd., Terex Topower (Shandong) Heavy Machinery Manufacturing Co., Ltd., LDA-III, LLC and Noell Crane Systems (China) Ltd.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.
“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wholly Owned Subsidiary” means:
(1)    a Restricted Subsidiary all the Capital Stock of which (other than directors qualifying shares and shares held by other Persons to the extent such Shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries; and
(2)    each of Terex Cranes, Inc., PPM Cranes, Inc., P.P.M. S.A., and any future wholly owned subsidiaries of any of the foregoing, in each case so long as the Company or one or more Wholly Owned Subsidiaries maintains a percentage ownership interest in such entity equal to or greater than such ownership interest (on a fully diluted basis) on the later of (A) the Issue Date or (B) the date such entity is incorporated or acquired by the Company or one or more Wholly Owned Subsidiaries.
“Yield to Maturity” means, when used with respect to any OID Security, the yield to maturity, if any, set forth on the face thereof.
(B)    Section 107 of the Base Indenture shall be amended by deleting the text:
    “If any provision hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 through 317, inclusive, of the Trust Indenture Act through the operation of Section 318(c) thereof, such imposed duties shall control” and replacing it with the text “If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such provision or requirement of the Trust Indenture Act shall control”.
(C)    Section 110 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 110        Separability Clause.
In case any provision in this Third Supplemental Indenture or in any Note or in a related Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(D)    Section 111 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 111        Benefits of Indenture.
Nothing in this Third Supplemental Indenture or in the Notes or any Subsidiary Guarantee expressed or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Authenticating Agent, any Security Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.
(E)    Section 112 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 112        Governing Law.
THE BASE INDENTURE, THE THIRD SUPPLEMENTAL INDENTURE, THE NOTES AND ANY RELATED SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(F)    The following shall be added to the Base Indenture as Section 117:
Section 117        Calculations.
`            Except as otherwise provided in this Third Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, accrued interest payable on the Notes. The Company and its agents, if any, shall make all these calculations in good faith and, absent manifest error, the Company's calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee, and each of the Trustee is entitled to rely conclusively upon the accuracy of the Company's calculations without independent verification. The Trustee will forward the Company's calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
(G)     The following shall be added to the Base Indenture as Section 118:
Section 118        Counterpart Originals.
The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties to the Third Supplemental Indenture and the Notes transmitted by facsimile or PDF shall be deemed effective for all purposes.

II.    Set forth below are the changes to Article 2 of the Base Indenture: Security Forms:
Section 203 of the Base Indenture shall be amended by deleting the sentence:
“Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.” and replacing it with the following:
The Global Notes shall be exchangeable for corresponding Notes in certificated fully registered form (“certificated notes”) registered in the name of persons other than the Depository or its nominee only if (A) the Depository (i) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in this Indenture) with respect to the applicable Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any certificated notes will be issued only in fully registered form, and shall be issued without coupons in denominations of $2,000 and integral multiples of $1,000. Any certificated notes so issued will be registered in such names and in such denominations as the Depository shall request.
III.    Set forth below are the changes to Article 3 of the Base Indenture: The Securities:
(A)    Section 301 of the Base Indenture shall be amended to include the following:
(a)    The Trustee shall authenticate Notes to be authenticated and delivered under this Third Supplemental Indenture on the Issue Date in an aggregate amount equal to $300,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and Sections 1029 and 1030 of this Third Supplemental Indenture). The Trustee shall authenticate Additional Notes thereafter in unlimited amount for original issue upon a written order of the Company in the form of an Officers' Certificate in aggregate principal amount as specified in such order (so long as permitted by this Indenture, including Section 1027 of this Third Supplemental Indenture). Any such Officers' Certificate shall also specify the date on which the original issue of Notes is to be authenticated and shall certify that such issuance will not be prohibited by Section 1027 of this Third Supplemental Indenture.
(b)    The Notes will mature on April 1, 2020. Interest on the Notes will accrue at a rate of 6.50% per annum. The Notes will be payable semiannually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing October 1, 2012. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30 day months.
(c)    The Notes shall be redeemable as provided in Article Eleven of the Third Supplemental Indenture.

(d)    The Trustee shall not be required to authenticate any Additional Notes, nor will it be liable for its refusal to authenticate any Additional Notes, if the issue of such Additional Notes will affect the Trustee's own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee or if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or may expose the Trustee to personal liability to existing Holders or others.
(B)    Section 304 of the Base Indenture shall be deleted in its entirety.
(C)    The following shall be added to the Base Indenture as Section 314:
Section 314    Issuance of Additional Notes.
The Company shall be entitled to issue Additional Notes under this Third Supplemental Indenture which shall have substantially identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first payment date applicable thereto, if any. The Initial Notes issued on the date of this Third Supplemental Indenture and any Additional Notes shall be treated as a single class for all purposes under the Indenture. In the case that any Additional Notes are offered as unregistered notes, they shall be issued under a separate supplemental indenture providing for appropriate transfer restrictions, legends on the Notes and other changes appropriate for unregistered securities.
With respect to any Additional Notes, the Company shall set forth in an Officers' Certificate, a copy of which shall be delivered to the Trustee, the following information:
(1)     the aggregate principal amount of the Notes outstanding immediately prior to the issuance of such Additional Notes;
(2)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture;
(3)     the issue price and the issue date of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; and
(4)     the “CUSIP,” “ISIN” or “Common Code” number, as applicable, of such Additional Notes.
All references to the Initial Notes shall be deemed to include any Additional Notes actually issued.

IV.    Set forth below are the changes to Article 4 of the Base Indenture: Satisfaction and Discharge:
(A)    Section 402 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 402    Legal Defeasance and Covenant Defeasance.
The Company may, at its option and at any time, elect to have its obligations discharged with respect to the Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, except for:
(1)     the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust fund referred to below;
(2)     the Company's obligations with respect to mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)     the rights, powers, trust, duties and immunities of the Trustee under Article Seven and the Company's obligations in connection therewith; and
(4)    the provisions of this Article Six of this Third Supplemental Indenture.
In addition, the Company at its option at any time may terminate its obligations under Sections 1001, 1002, 1004, 1005 and 1008 of the Base Indenture and Sections 1023-1034 of this Third Supplemental Indenture (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), and the limitations contained in Section 801(3) of this Third Supplemental Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.
The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.

(B)    Section 403 of the Base Indenture shall be deleted in its entirety.
(C)    Section 404 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 404    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)     the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non‑callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption or maturity date, as the case may be;
(2)     in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:
(a)     the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)     since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)     in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)     no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
(5)     such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(6)     the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
(7)     the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and
(8)     no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on such Notes on the date of such deposit on the date of such deposit.
Notwithstanding the foregoing, the Opinion of Counsel required by Section 404(2) of this Third Supplemental Indenture with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
If the funds deposited with the Trustee to effect legal defeasance or covenant defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under this Indenture will be revived and no such defeasance will be deemed to have occurred.
(D)     Section 405 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 405    Satisfaction and Discharge of Indenture.
The Indenture will be discharged with respect to the Notes and will cease to be of further effect (except as to surviving rights of transfer or exchange of such Notes, as expressly provided for in the Indenture) solely as to all Notes under the Indenture when with respect to such Notes:
(1)     either:
(a)    all Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or
(b)    all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable whether on the Stated Maturity or on a Redemption Date by reasons of the making of a notice of redemption or otherwise, (ii) will become due and payable at the Stated Maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; provided that the Company has irrevocably deposited or caused to be deposited with the Trustee cash or non-callable U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)     the Company has paid all other sums payable with respect to the Notes under the Indenture by the Company; and
(3)     the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.
Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Company to the Trustee under Section 607 of the Base Indenture and, if money shall have been deposited with the Trustee under Section 405(1)(b), the obligations of the Trustee under Section 408 of the Base Indenture and Section 606 of the Base Indenture shall survive such satisfaction and discharge, in each case, with respect to the Notes.
V.    Set forth below are the changes to Article 5 of the Base Indenture: Remedies:
(A)    Section 501 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 501        Events of Default.
An “Event of Default” is defined in this Indenture as the following:
(1)    a default in the payment of interest on the Notes when due, continued for 30 days;
(2)    a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)    the failure by the Company to comply with its obligations under Article Eight below;
(4)    the failure by the Company to comply for 60 days after notice with any of its obligations set forth in Section 1029 (other than a failure to purchase the Notes) or in Section

1023, Section 1024, Section 1025, Section 1026, Section 1027, Section 1028, Section 1030 (other than a failure to purchase the Notes), Section 1031, Section 1032, or Section 1033 of this Third Supplemental Indenture;
(5)    the failure by the Company to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in this Indenture;
(6)    Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million (the “cross acceleration provision”);
(7)    the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i) commences proceedings to be adjudicated bankrupt or insolvent;
(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or
(iv) makes a general assignment for the benefit of its creditors;
(8)    any judgment or decree for the payment of money, the portion of which is not covered by insurance is in excess of $50.0 million, which is rendered against the Company or any Significant Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed (including pending appeal); or
(9)    any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Subsidiary Guarantee or this Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.
However, a default under Section 501(4), (5) or (8) of this Third Supplemental Indenture will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
The Company shall deliver to the Trustee, within 30 days after knowledge of the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default under

Section 501(6) or (8) and any event which with the giving of notice or the lapse of time would become an Event of Default under Section 501(4), (5) or (9) of this Third Supplemental Indenture, its status and what action the Company is taking or proposes to take with respect thereto.
(B)    Section 502 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 502    Acceleration of Maturity.
(a)    If an Event of Default (other than specified in Section 501(7) of this Third Supplemental Indenture with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately.
(b)    If an Event of Default pursuant to Section 501(7) of this Third Supplemental Indenture relating to the Company occurs and is continuing, the principal of and interest on the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. At any time after a declaration of acceleration with respect to the Notes as set forth in Section 502(a) of this Third Supplemental Indenture, the Holders of a majority in principal amount of the Notes under the Indenture may rescind and cancel such declaration and its consequences:
(1)     if the rescission would not conflict with any judgment or decree;
(2)     if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)     to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and
(4)     if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.
No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(C)    Section 507 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 507    Limitation on Suits.
Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(a)    such holder has previously given the Trustee notice that an Event of Default is continuing;
(b)    holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;
(c)    such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(d)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(e)    the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
(D)    The following shall be added to the Base Indenture as Section 515:
Section 515    Waiver of Stay, Extension or Usury Laws.
The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

VI.    Set forth below are the changes to Article 8 of the Base Indenture: Consolidation, Merger, Conveyance or Transfer:
(A)    Section 801 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 801    Company May Consolidate, Etc., Only on Certain Terms.
The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets (computed on a consolidated basis) to, any Person or group of affiliated Persons, unless:
(1)    the resulting, surviving or transferee Person shall be the Company or, if not the Company, shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (the “Successor Company”), and such Successor Company shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, all the obligations of the Company under the Notes and this Indenture (and the Subsidiary Guarantees, if applicable, shall be confirmed as applying to such Person's obligations);
(2)    at the time of and immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been Incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
(3)    immediately after giving effect to such transaction, the resulting, surviving or transferee Person would be able to Incur at least $1.00 of Indebtedness pursuant to Section 1027(a) of this Third Supplemental Indenture or the Consolidated Cash Flow Coverage Ratio of the resulting, surviving or transferee Person would be greater than immediately prior to such transaction; and
(4)    the Company shall have delivered to the Trustee an Officers' Certificate and if a supplemental indenture is required, an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor company, in the case of a conveyance, transfer or lease, shall be released from its obligations under the Notes.
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(B)    The following shall be added to the Base Indenture as Section 803:
Section 803    Subsidiaries May Consolidate, Etc., Only on Certain Terms.
The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:
(1)    the resulting, surviving or transferee Person shall be the Company or a Subsidiary Guarantor or, if not the Company or such a Subsidiary Guarantor, shall be an entity organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Subsidiary Guarantee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;
(2)    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and
(3)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Subsidiary Guarantee, if any, complies with the Indenture.
The provisions of Section 803(1), (2) and (3) of this Third Supplemental Indenture shall not apply to any one or more transactions which constitute (a) an Asset Disposition subject to the applicable provisions of Section 1030 of this Third Supplemental Indenture or (b) the grant of any Lien on the assets of a Restricted Subsidiary, which Lien is otherwise permitted by the terms of the Indenture, or any conveyance or transfer of such assets resulting from an exercise of remedies in respect of any such Lien.
Notwithstanding the foregoing, (x) the Company may merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Subsidiary Guarantor, (y) a Subsidiary Guarantor may merge with or into, or convey, transfer or lease all or substantially all of its assets to, Terex or any other Subsidiary Guarantor and (z) a Subsidiary Guarantor may convey, transfer or otherwise dispose of receivables and related assets of the type specified in the definition of “Receivables Financing” in connection with a Qualified Receivables Financing or assets of the type specified in the definition of “Equipment Securitization Transaction” in connection with a Qualified Equipment Financing.

VII.    Set forth below are the changes to Article 9 of the Base Indenture: Supplemental Indentures
(A) Section 901 shall be deleted in its entirety and replaced with the following:
Without the consent of any Holders of the Notes, the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, at any time and from time to time, may enter into one of more indentures supplemental hereto, in form satisfactory to such Trustee, for any of the following purposes:
(1)    to cure any ambiguity, omission, defect or inconsistency or to effect any provision of this Indenture (including the release of any Subsidiary Guarantor in accordance with the terms of this Indenture);
(2)    to provide for the assumption by a successor corporation of the obligations of the Company under this Indenture;
(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of section 163(f) of the Code, or in a manner such that the uncertificated Notes are set forth in section 163(f)(2)(B) of the Code);
(4)    to add guarantees with respect to the Notes or to secure the Notes;
(5)    to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company;
(6)    to make any change that does not adversely affect the rights of any holder in any material respect;
(7)    to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(8)    to conform any non-conforming language or defined terms in the text of the Indenture or any Notes to any provision of the Description of the Notes, so that such provision reflects a verbatim recitation of a provision of the Description of the Notes;
(9)    to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes; provided, however, that any such action shall not adversely affect the interests of the Holders of Notes and any related coupons in any material respect; or
(10)    to evidence and provide for the acceptance of appointment hereunder of a Trustee other than HSBC Bank USA, National Association, as Trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements thereunder.

(B)    Section 902 of the Base Indenture shall be deleted in its entirety and replaced with the following:
Section 902    Supplemental Indentures With Consent of Holders.
Except as provided below in this Section 902, this Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange for the Notes) and, subject to Sections 508 and 513 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (which consents may be obtained in connection with a tender offer or exchange for the Notes).
Notwithstanding the foregoing, without the consent of each holder of an outstanding Note affected thereby, no amendment may:
(1)    reduce the amount of Notes whose holders must consent to an amendment or waiver;
(2)    reduce the rate of or extend the time for payment of interest on any Note;
(3)    reduce the principal of or extend the Stated Maturity of any Note;
(4)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as set forth in Sections 1110 and 1111 of this Third Supplemental Indenture or, after the occurrence of a Change of Control, alter the provisions (including definitions) set forth in Section 1029 of this Third Supplemental Indenture in a manner adverse to the holders;
(5)    make any Note payable in money or payable in a place other than that stated in the Note;
(6)    impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;
(7)    make any change in the amendment provisions which require each holder's consent or in the waiver provisions;
(8)    make any change in the ranking of the Notes as Senior Indebtedness that would adversely affect the holders in any material respect; or
(9)    make any change in any Subsidiary Guarantee that would adversely affect the holders in any material respect.

It shall not be necessary for any Act of Holders to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such Act shall approve the substance thereof.
VIII.    Set forth below are the changes to Article 10 of the Base Indenture: Covenants:
(A)    The following shall be added to the Base Indenture as Section 1023:
Section 1023    SEC Reports.
Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file to the extent permitted with the SEC and provide within 15 days to the Trustee and the Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections 13 and 15(d) of the Exchange Act. If the SEC will not accept such filings for any reasons, the Company shall post the specified reports on its public website within the time periods that would apply if the Company were required to file those reports with the SEC. Delivery of such information, documents and other reports to the Trustee is for informational purposes only, and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers' Certificate).
(B)    The following shall be added to the Base Indenture as Section 1024:
Section 1024    Limitation on Restricted Payments.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of its Capital Stock in their capacities as such (except dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or any Restricted Subsidiary (and, if the Restricted Subsidiary making such dividends or distributions has any stockholders other than the Company or another Restricted Subsidiary, to such stockholders on no more than a pro rata basis, measured by value)), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Restricted Investment (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(1)     a Default shall have occurred and be continuing (or would result therefrom); or
(2)     The Company would not be permitted to issue an additional $1.00 of Indebtedness pursuant to Section 1027(a) of this Third Supplemental Indenture after giving pro forma effect to such Restricted Payment; or
(3)     the aggregate amount of such Restricted Payment and all other Restricted Payments since March 31, 1998 would exceed the sum of:
(A)     50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first full fiscal quarter commencing after March 31, 1998 to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) plus
(B)     the aggregate Net Cash Proceeds received by the Company and the fair market value, as determined in good faith by the Company, of marketable securities or other assets (including businesses and Capital Stock) received by the Company from (x) the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1998 (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) and (y) the issue or sale (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust in the benefit of employees) after March 31, 1998 of Disqualified Stock or debt securities that have been converted or exchanged in accordance with their terms for Capital Stock of the Company (other than Disqualified Stock), in each case to the extent such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary or to make any Investment pursuant to clause (8) of the definition of “Permitted Investment.”
(b)    The provisions of Section 1024(a)(2) and (3) of this Third Supplemental Indenture shall not prohibit:
(1)    any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale or issuance of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that the Net Cash Proceeds from such sale shall be excluded from Section 1024(a)(3)(B) of this Third Supplemental Indenture;

(2)    dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in Section 1024(a)(3) of this Third Supplemental Indenture;
(3)    the repurchase of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Common Stock; provided, however, that the aggregate amount of any repurchases pursuant to Section 1024(b)(3) of this Third Supplemental Indenture and any purchases pursuant to Section 1024(b)(4) of this Third Supplemental Indenture shall not exceed $25.0 million per year;
(4)    provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, the purchase by the Company of shares of its common stock (for not more than fair market value) in connection with the delivery of such stock to grantees under any stock option plan (upon the exercise by such grantees of their stock options) or any other deferred compensation plan of the Company approved by the Board of Directors; provided, however, that the aggregate amount of any purchases pursuant to Section 1024(b)(4) and any repurchases pursuant to Section 1024(b)(3) of this Third Supplemental Indenture above shall not exceed $25.0 million per year;
(5)    (A) the redemption, purchase, retirement or other payoff of any Subordinated Obligations with the proceeds of any Indebtedness permitted to be incurred pursuant to the terms of Section 1027(a) or Refinancing Indebtedness permitted to be incurred pursuant to the terms of Section 1027(b)(6) of this Third Supplemental Indenture;
(B) the redemption, purchase, retirement or other payoff of the Existing Subordinated Notes if the Company would be permitted at the time to issue an additional $1.00 of Indebtedness pursuant to Section 1027(a);
(6)    provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $100.0 million; provided, however, that such payment shall be deducted in the calculation of the amount of Restricted Payments available to be made referred to in Section 1024(a)(3) of this Third Supplemental Indenture;

(7)    repurchases of Equity Interests deemed to occur upon netting for tax purposes or upon exercise of stock options, restricted stock or warrants if such Equity Interests represent a portion of the exercise price of such options, stock or warrants;
(8)    distributions or payments of (A) Receivables Fees and purchases of receivables and related assets of the type specified in the definition of “Receivables Financing” pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing or (B) Equipment Fees and purchases of assets of the type specified under the definition of “Equipment Securitization Transaction” and related assets pursuant to a Equipment Repurchase Obligation in connection with a Qualified Equipment Financing;
(9)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents);
(10)    cash payments, or dividends, distributions or advances by the Company or any Restricted Subsidiary to allow any such entity to make payments in cash, in lieu of the issuance of fractional shares upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Restricted Subsidiary;
(11)    the declaration and payment of dividends and distributions to holders of Preferred Stock of the Company or Disqualified Stock of the Company Incurred in accordance with Section 1027 of this Third Supplemental Indenture to the extent such dividends are included in the definition of Consolidated Interest Expense;
(12)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations in accordance with provisions similar to those set forth under Section 1029 and Section 1030 of this Third Supplemental Indenture; provided, however, that, prior to such repurchase, redemption, acquisition or retirement for value, Terex (or a third party to the extent permitted by the Indenture) shall have made a Change of Control offer or Asset Sale offer, as the case may be, with respect to the Notes and shall have repurchased, redeemed, acquired or retired for value all Notes validly tendered and not withdrawn in connection with such Change of Control offer or Asset Sale offer;
(13)    the declaration and payment of dividends and distributions to shareholders of Demag Cranes AG as required by applicable law in connection with the effectiveness of the DPLA;

(14)    the redemption, repurchase, acquisition or retirement of Equity Interests in any Restricted Subsidiary; and
(15)    purchases of shares of, or options to purchase shares of, Capital Stock of the Company in the open market to satisfy the Company's obligations under any of its 401(k) plans, employee stock purchase plans or deferred compensation plans.
In determining whether any Restricted Payment is permitted by this Section 1024, Terex and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories set forth in Section 1024(b)(1) through (b)(15) of this Third Supplemental Indenture or among such categories and the types of Restricted Payments set forth in Section 1024(a) of this Third Supplemental Indenture (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under Section 1024 of this Third Supplemental Indenture and provided further that Terex and its Restricted Subsidiaries may, consistent with the terms of this Section 1024, reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 1024 (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the category or categories of Section 1024(b) to which such Restricted Payment or Permitted Investment has been reclassified. For purposes of determining when a Restricted Payment is made in respect of a keepwell or other comfort letter arrangement or agreement by the Company or any Restricted Subsidiary for the benefit of an Unrestricted Subsidiary, such Restricted Payment shall be deemed made at such time as the amount of the obligation of the Company or such Restricted Subsidiary is quantifiable.
(C)    The following shall be added to the Base Indenture as Section 1025:
Section 1025    Limitation on Restrictions on Distributions from Restricted Subsidiaries.
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to the Company or a Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:
(a)     the Credit Facility or any other agreement or instrument as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that such amendments, restatements, renewals, replacements or refinancings are no more materially restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility or such agreement (or, if more restrictive, than those contained in this Indenture) immediately prior to any such amendment, restatement, renewal, replacement or refinancing,

(b)    applicable law or any applicable rule, regulation or order,
(c)    any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Acquired Person,
(d)    by reason of customary non-assignment provisions in leases or other agreements entered into the ordinary course of business and consistent with past practices,
(e)    Capital Lease Obligations and Purchase Money Indebtedness that only impose restrictions on the property so acquired,
(f)    an agreement for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary; provided, however, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under Section 1030 of this Third Supplemental Indenture,
(g)    Refinancing Indebtedness permitted under this Indenture; provided, however, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more materially restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing,
(h)    provisions in joint venture agreements, sale-leaseback agreements, partnership agreements, limited liability company operating agreements and other similar agreements, in each case entered into in the ordinary course of business,
(i)    any encumbrance or restriction of (A) a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary or (B) an Equipment Subsidiary effected in connection with a Qualified Equipment Financing; provided, however, that such restrictions apply only to such Equipment Subsidiary,
(j)    any Restricted Payment not prohibited by Section 1024 of this Third Supplemental Indenture and any Permitted Investment,
(k)    Indebtedness secured by a Lien otherwise permitted to be Incurred pursuant to Section 1027 and Section 1031 of this Third Supplemental Indenture that limit the right of the debtor to dispose of the assets securing such Indebtedness,

(l)    any agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date by Section 1027 of this Third Supplemental Indenture (A) if the encumbrance and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the Notes than the encumbrances and restrictions contained in the Credit Facility in effect as of the Issue Date (as determined in good faith by the Company) or (B) if such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company's ability to make principal and interest payments on the Notes as and when they become due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or a financial covenant relating to such Indebtedness; or
(m)    any encumbrances or restrictions of the type referred to in Section 1025(a), (b) and (c) of this Third Supplemental Indenture imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Section 1025(a) through (l) of this Third Supplemental Indenture; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more materially restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with past practice, nor (b) Liens permitted under this Indenture, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreements or assets, as the case may be.
(D)    The following shall be added to the Base Indenture as Section 1026:
Section 1026    Limitation on Affiliate Transactions.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions involving an amount in excess of $5.0 million (including the purchase, sale, lease or exchange of any asset or property or the rendering of any service) with any Affiliate of the Company (other than any employee stock ownership plan for the benefit of the Company's or a Restricted Subsidiary's employees) unless the terms of such business, transaction or series of transactions are:
(1)    as favorable to the Company or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arms length dealings with an unrelated third Person; and

(2)    if such business, transaction or series of similar transactions involves an amount in excess of $15.0 million, the terms of such business, transaction or series of similar transactions shall be in writing and a majority of the disinterested members of the Board of Directors shall have, by resolution, determined in good faith that such business or transaction or series of transactions meets the criteria set forth in (1) above;
provided, however, that if such transaction involves an amount in excess of $50.0 million, the Company or such Restricted Subsidiary shall also obtain from a nationally recognized independent investment banking firm, accounting firm or appraisal firm with experience in evaluating the terms and conditions of such type of business or transactions an opinion that such transaction is fair from a financial point of view to the Company or such Restricted Subsidiary, as the case may be; provided further, however, that the provisions of this Section 1026 of this Third Supplemental Indenture shall not apply with respect to any such business, transaction or series of transactions between the Company or any of its Restricted Subsidiaries, on the one hand, and any of its Restricted Subsidiaries, on the other hand.
(b)    The provisions of Section 1026(a) of this Third Supplemental Indenture shall not apply to:
(1)    any Restricted Payment permitted to be made pursuant to Section 1024 of this Third Supplemental Indenture, any payment or transaction specifically excepted from the definition of Restricted Payment or any Permitted Investment;
(2)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into in the ordinary course of business and approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary;
(3)    the grant of stock options or similar rights to employees and directors pursuant to plans approved by a majority of the entire Board of Directors or by a majority of the disinterested members of the Board of Directors or a majority of the entire board of directors or a majority of the disinterested members of the board of directors of the relevant Restricted Subsidiary;
(4)    loans or advances to officers, directors or employees in the ordinary course of business;
(5)    the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(6)    any business transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between Restricted Subsidiaries;
(7)    indemnification or insurance provided to officers or directors of the Company or any Subsidiary approved in good faith by the Board of Directors (or a committee thereof);
(8)    payment of compensation and benefits to directors, officers and employees of the Company and its Subsidiaries approved in good faith by the Board of Directors (or a committee thereof);
(9)    the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business;
(10)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries under the terms of, any agreement or instrument as in effect on the Issue Date or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or instrument as in effect on the Issue Date) or any transaction contemplated thereby;
(11)    any transactions, arrangements or agreements effected as part of a Qualified Receivables Financing or a Qualified Equipment Financing;
(12)    intercompany transactions, arrangements or agreements in effect on the Issue Date;
(13)    transactions with joint ventures, Unrestricted Subsidiaries or other Affiliates entered into in the ordinary course of business or where the Affiliate relationship arises by virtue of its equity ownership interest; and
(14)    the payment of premiums, receipt of proceeds and other finance-related transactions in each case on terms customary for such transactions between the Company or any Restricted Subsidiary of the Company and any Affiliate of the Company that is a “captive finance” entity whose primary business is providing financing to customers of the Company or any Restricted Subsidiary.
(E)    The following shall be added to the Base Indenture as Section 1027:
Section 1027    Limitation on Indebtedness and Preferred Stock.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided that the Company may Incur Indebtedness (including Acquired Indebtedness), and any Restricted Subsidiary may incur

Indebtedness (including Acquired Indebtedness) and issue Preferred Stock if, on the date of such Incurrence, and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would occur and (ii) the Consolidated Cash Flow Coverage Ratio for the most recently ended four full fiscal quarters for which financial information is publicly available immediately preceding the date on which such additional Indebtedness is Incurred would have exceeded 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period.
(b)    Section 1027(a) of this Third Supplemental Indenture shall not apply to:
(1)    Indebtedness Incurred pursuant to a Credit Facility not to exceed in outstanding principal amount the greater of (1) $1.75 billion at any time outstanding and (2) the sum of (x) 80% of the consolidated book value of the net accounts receivable of the Company and its Restricted Subsidiaries and (y) 50% of the consolidated book value of the inventory of the Company and its Restricted Subsidiaries, in each case determined on a pro forma basis and in accordance with GAAP;
(2)    Indebtedness of the Company owed to and held by a Restricted Subsidiary or Indebtedness or Preferred Stock of a Restricted Subsidiary issued to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Subsidiary ceasing to be a Restricted Subsidiary, or (B) any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof;
(3)    the Notes (other than Additional Notes);
(4)    Acquired Indebtedness of any Restricted Subsidiary or any Indebtedness incurred to finance acquisitions; provided, however, that after giving effect to the Incurrence of such Acquired Indebtedness, either Terex could incur $1.00 of Indebtedness pursuant to Section 1027(a) or the Consolidated Cash Flow Coverage Ratio of Terex would be greater than immediately prior to such merger, consolidation or acquisition of assets giving rise to the Incurrence of such Indebtedness;
(5)    Indebtedness or, in the case of a Restricted Subsidiary, Preferred Stock (other than Indebtedness or, in the case of a Restricted Subsidiary, Preferred Stock set forth in Section 1027(b)(1), (2), or (3)) outstanding on the Issue Date (including the Existing Notes and the Guarantees in respect of the Existing Notes);

(6)    any Refinancing Indebtedness in respect of Indebtedness or, in the case of a Restricted Subsidiary, Preferred Stock Incurred pursuant to Section 1027(a) or referred to in Section 1027(b)(3), (4) or (5) or (6); provided, however, that to the extent such Refinancing Indebtedness Refinances Acquired Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;
(7)    Obligations of Terex or a Restricted Subsidiary pursuant to (A) Interest Rate Protection Agreements in respect of Indebtedness of Terex or the Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate, (B) Currency Agreement Obligations in respect of foreign exchange exposures of Terex or such Restricted Subsidiary and (C) commodity agreements of Terex or such Restricted Subsidiary to the extent designed to protect Terex or such Restricted Subsidiary from fluctuations in the prices of raw materials used in its business;
(8)    Indebtedness of Terex or any Restricted Subsidiary consisting of Obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by Terex or any Restricted Subsidiary permitted under the Indenture;
(9)    Capital Lease Obligations, Purchase Money Indebtedness and Acquired Indebtedness in an aggregate principal amount at any one time outstanding that does not exceed the greater of (i) $200 million and (ii) 4.0% of Consolidated Tangible Assets at the time of Incurrence;
(10)    performance bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred by the Company or a Restricted Subsidiary in the ordinary course of business consistent with past practice;
(11)    Floor Plan Guarantees;
(12)    Indebtedness resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
(13)    Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to the Collateral Agent mortgagee title insurance policies;
(14)    Indebtedness and Preferred Stock in an aggregate principal amount which, together with all other Indebtedness and Preferred Stock of the Company then outstanding (other than Indebtedness permitted by Section 1027(a) or Section 1027(b)(1) through (b)(13) or (b)(15) through (b)(20) of this Third Supplemental Indenture) does not exceed the greater of (x) $200.0 million and (y) 4.0% of Consolidated Tangible Assets;

(15)    Indebtedness of a Foreign Subsidiary of Terex Incurred to finance working capital or for other operational purposes of such Foreign Subsidiary, including capital expenditures and acquisitions;
(16)    Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not with recourse to Terex or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(17)    Indebtedness consisting of (A) financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(18)    the Guarantee by Terex or any Restricted Subsidiary of Indebtedness of Terex or any other Restricted Subsidiary that was permitted to be Incurred by another provision of Section 1027; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof Incurred pursuant to this Section 1027(b)(18) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;
(19)    Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, leases, litigation and appeals thereof, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, environmental and other permits or licenses from governmental authorities and other letters of credit in connection with transactions in the ordinary course of business; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing; and
(20)    Indebtedness Incurred by an Equipment Subsidiary in a Qualified Equipment Financing that is not with recourse to Terex or any Restricted Subsidiary other than an Equipment Subsidiary (except for Standard Securitization Undertakings).
(c)    Except to the extent that such Indebtedness is permitted to be Incurred pursuant to Section 1027(a) of this Third Supplemental Indenture, the Company will not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.
(d)    For purposes of determining compliance with Section 1027 of this Third Supplemental Indenture, in the event that an item of Indebtedness meets the criteria of more than one of the types of permitted Indebtedness set forth in Section 1027(b)(1) through (b)(20) of this Third Supplemental Indenture or is entitled to be Incurred pursuant to Section 1027(a) of this Third Supplemental Indenture, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 1027; provided, however, that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to Section 1027(b)(1) of this Third Supplemental Indenture and the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. The Company shall only be required to include the amount and type of any Indebtedness in one of the subsections in Section 1027(b)(1) through (20). To the extent any item of Indebtedness that is Guaranteed or secured by a Lien is reclassified, each of the Incurrence of the Indebtedness upon reclassification, the Incurrence of the Guarantee of such Indebtedness upon reclassification and the Incurrence of the Lien upon reclassification must be permitted under this Indenture in order for the Company to make such reclassification.
(e)    For purposes of determining amounts of Indebtedness under Section 1027 of this Third Supplemental Indenture, Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and Guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness.
(f)    Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any subsidiary or other person as a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Restricted Subsidiary of the Company or merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, as applicable.
(g)    For purposes of determining compliance with Section 1027 of this Third Supplemental Indenture, the Incurrence of Indebtedness with respect to keepwell or other comfort letter arrangements or agreements given by the Company for the benefit of Unrestricted Subsidiaries shall be deemed to be an Incurrence of Indebtedness at such time as the amount of the obligation of the Company thereunder is quantifiable.
(h)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (whichever yields the lowest U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.
(F)    The following shall be added to the Base Indenture as Section 1028:
Section 1028    Limitation on Sale/Leaseback Transactions.
The Company will not, and will not permit any Restricted Subsidiary, to, enter into any Sale/Leaseback Transaction with respect to any property unless: (1) Terex or such Restricted Subsidiary) would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 1027 and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the notes pursuant to Section 1031; provided, however, that whether or not the Company could create such a Lien as set forth in Section 1028(1)(B)of this Third Supplemental Indenture, and in addition to any Permitted Liens, the Company shall be entitled to create Liens to secure Attributable Indebtedness in respect of Sale/Leaseback Transactions in an aggregate principal amount at any one given time outstanding that does not exceed 2.0% of Consolidated Tangible Assets at the time of Incurrence without equally and ratably securing the Notes; (2) the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such property; and (3) to the extent that such Sale/Leaseback Transaction involves an Asset Disposition, the Company applies the proceeds of such transaction in compliance with Section 1030 of this Third Supplemental Indenture.
(G)    The following shall be added to the Base Indenture as Section 1029:
Section 1029    Change of Control.
(a)    Upon a Change of Control, each Holder shall have the right to require that the Company repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date).
(b)    Not later than 15 Business Days following any Change of Control, the Company shall mail a notice to the Trustee and each Holder stating:
(1)    that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)    the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to such Change of Control);
(3)    the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)    the instructions determined by the Company, consistent with this Section 1029, that a Holder must follow in order to have its Notes purchased.
(c)    Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than 3:00 p.m. New York City time two Business Day prior to the date required for participation, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.
(d)    On the purchase date, all Notes purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay or cause to be paid the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
(e)    At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers' Certificate, upon which the Trustee may conclusively rely, stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.
(f)    The Company will comply in all material respects, to the extent applicable, with the requirements of section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 1029. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 1029, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1029 by virtue of the Company's compliance thereof.
(g)    The Company may make a Change of Control offer in advance of a Change of Control, conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control offer.

(h)    The Company will not be required to make a Change of Control offer following a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control offer.
(H)    The following shall be added to the Base Indenture as Section 1030:
Section 1030    Limitation on Sales of Assets and Subsidiary Stock.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:
(1)    The Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that (A) any promissory notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 360 days of the receipt thereof (to the extent of the cash received) shall be deemed to be cash solely for purposes of this Section 1030(a)(1), and (B) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to Section 1030(a)(1)(B) of this Third Supplemental Indenture that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 3.0% of Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash solely for purposes of this Section 1030(a)(1);
(2)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):
(A)    first, (x) to the extent the Company elects (or is required by the terms of any Senior Indebtedness or any Indebtedness of any non-Guarantor Subsidiary), to prepay, repay or purchase Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary of the Company within 365 days of such Asset Disposition, (y) at the Company's election to the investment by the Company or such Restricted Subsidiary in assets to replace the assets that were the subject of such Asset Disposition or assets that (as determined in good faith by the Company) are directly related to the business of the Company and the

Restricted Subsidiaries existing on the Issue Date, in each case within 365 days from the date of such Asset Disposition, or (z) a combination of the foregoing purposes within such 365-day period;
(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with Section 1030(a)(2)(A) of this Third Supplemental Indenture, to make a pro rata offer to purchase Notes at par (and, to the extent required by the instrument governing such Indebtedness, any other Senior Indebtedness or Indebtedness of a non-Guarantor Subsidiary designated by the Company, at a price no greater than par) plus accrued and unpaid interest, which offer can be made during the 365-day period set forth in Section 1030(a)(2)(A) of this Third Supplemental Indenture or within 10 Business Days after such period, and
(C)    third, to the extent of the balance of such Net Available Cash after application in accordance with Section 1030(a)(2)(A) and (a)(2)(B) of this Third Supplemental Indenture, for general corporate purposes otherwise permitted under this Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 1030(a)(2)(A) and (a)(2)(B) of this Third Supplemental Indenture, the Company or such Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
Notwithstanding the foregoing provisions of Section 1030 of this Third Supplemental Indenture, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 1030 except to the extent that the aggregate Net Available Cash from all Asset Dispositions (including any Asset Dispositions made since the Issue Date) which are not applied in accordance with this Section 1030 exceeds $50.0 million.
For the purposes of Section 1030 of this Third Supplemental Indenture, the following is deemed to be cash or Cash Equivalents: the express assumption of Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes or to any Subordinated Obligation) of the Company or any Restricted Subsidiary, but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities.
(b)    In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary) pursuant to Section 1030(a)(2)(B) of this Third Supplemental Indenture, the Company or such Restricted Subsidiary will purchase Notes tendered pursuant to an offer by the Company for the Notes (and, to the extent required, other Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary, as applicable) in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture which will include, among other things, that the offer shall remain open for 20 Business Days following its commencement. If the aggregate purchase price of Notes (and, to the extent required, any other Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with Section 1030(a)(2)(C) of this Third Supplemental Indenture. The Company will not be required to make such an offer to purchase Notes (and other Senior Indebtedness or Indebtedness of any non-Guarantor Subsidiary) pursuant to this Section 1030 if the Net Available Cash available therefor is less than $50.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).
(c)    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 1030. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 1030, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1030(c) by virtue thereof.

(I)    The following shall be added to the Base Indenture as Section 1031:
Section 1031    Limitation on Liens.
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or Incur any Lien (the “Initial Lien”), other than Permitted Liens, upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Indebtedness due with respect to the notes or, with respect to Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured. Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged (a) upon the release and discharge of the Initial Lien, (b) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of this Indenture, (c) upon the designation of a Restricted Subsidiary whose property or assets secure such Initial Lien as an Unrestricted Subsidiary in accordance with the terms of this Indenture or (d) upon the effectiveness of any defeasance or satisfaction and discharge of the Notes as specified in this Indenture.
(J)    The following shall be added to the Base Indenture as Section 1032:
Section 1032    Limitation on Designations of Unrestricted Subsidiaries.
The Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary (a “Designation”) only if:
(1)    no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)    either (x) the Company's Investment in such Subsidiary does not exceed $1,000 or (y) the Company would be permitted to make an Investment under Section 1024 of this Third Supplemental Indenture at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the Company's Investment in such Subsidiary on such date.
In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 1024 of this Third Supplemental Indenture in the Designation Amount. Further, the Company will not, and will not permit any Restricted Subsidiary to, at any time:
(1)    provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);
(2)    be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or
(3)    be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clauses (1), (2) and (3), to the extent permitted under Section 1024 and Section 1027 of this Third Supplemental Indenture; provided, however, that with respect to entering into keepwell or other comfort letter arrangements, such arrangements and agreements shall be deemed to be an Incurrence of Indebtedness or a Restricted Payment at such time as the amount of the obligation of the Company or such Restricted Subsidiary with respect thereto is quantifiable. Standard Securitization Undertakings with respect to (x) a Qualified Receivables Financing of a Receivables Subsidiary are not prohibited by clauses (1), (2) and (3) above and (y) a Qualified Equipment Financing of an Equipment Subsidiary are not prohibited by clauses (1), (2) and (3) above.
The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:
(1)    no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and
(2)    all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred and shall be deemed to have been Incurred at such time.
All Designations and Revocations must be evidenced by an Officers' Certificate delivered to the trustee attaching a certified copy of the resolutions of the Board of Directors giving effect to such Designation or Revocation, as applicable, and certifying compliance with the foregoing provisions.

(K)    The following shall be added to the Base Indenture as Section 1033:
Section 1033    Future Subsidiary Guarantors.
The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor of the Notes (other than an Excluded Subsidiary) to Guarantee any other Indebtedness of Terex or any Restricted Subsidiary unless such Restricted Subsidiary executes a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary in the form set forth in Exhibit B to this Third Supplemental Indenture within 30 days of such Guarantee of other Indebtedness. The Subsidiary Guarantee provided by such Restricted Subsidiary shall be subject to the provisions applicable to the Subsidiary Guarantees in Article 15 of this Third Supplemental Indenture.
(L)    The following shall be added to the Base Indenture as Section 1034:
Section 1034    Suspended Covenants.
(a)    During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events set forth in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, the covenants in Sections 1024, 1025, 1026, 1027, 1028, 1030, 1032 and 1033 of this Third Supplemental Indenture as well as Section 801(3) and Section 803(3) of this Third Supplemental Indenture will not be applicable to the Notes (collectively, the “Suspended Covenants”).
(b)    In the event that the Company or any Restricted Subsidiary is not subject to the Suspended Covenants under this Indenture for any period of time as a result of Section 1034(a) of this Third Supplemental Indenture, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company or any Restricted Subsidiary will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Any Subsidiary Guarantees granted by the Subsidiary Guarantors prior to any Suspension Period will be suspended during the Suspension Period. Additionally, on the occurrence of a Covenant Suspension Event, the amount of the Excess Proceeds from Net Proceeds shall be reset to zero.
(c)    Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to the Reversion Date will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such Reversion Date, the amount of Restricted Payments made will be calculated as though Section 1024 of this Third Supplemental Indenture had been in effect prior to and during the Suspension Period; (2) all Indebtedness incurred or issued, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 1027(b)(5) of this Third Supplemental Indenture; (3) to the extent any Indebtedness is incurred or issued during the Suspension Period that would have required the Restricted Subsidiaries to become Subsidiary Guarantors and such Indebtedness is outstanding on the Reversion Date, such requirement will become effective on the Reversion Date; (4) to the extent that any Liens are incurred during the Suspension Period such Liens will be classified to have been incurred pursuant to clause (11) of the definition of Permitted Liens in Section 101 of this Third Supplemental Indenture and (5) the applicable Subsidiary Guarantees will be reinstated to the extent required by Section 1033 of this Third Supplemental Indenture.
(d)    The Issuer shall deliver promptly to the Trustee an Officer's Certificate of the Issuer notifying it of any event set forth under this Section 1034.
VIII.    Set forth below are the changes to Article 11 of the Base Indenture: Redemption of Securities:
(A)    The following shall be added to the Base Indenture as Section 1110:
Section 1110    Optional Redemption of the Notes.
Except as set forth below, the Company will not be entitled to redeem the Notes at its option.
(1)     At any time prior to April 1, 2016, the Company may redeem all or a portion of the Notes, in whole or in part, at any time or from time to time, upon notice as set forth in Section 1104 of the Base Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
(2)    On and after April 1, 2016, the Company will be entitled at its option to redeem all or a portion of the Notes, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address and otherwise as set forth in Section 1104 of the Base Indenture, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

(3)	Redemption Period	Price

	2016	103.250%

	2017	101.625%

	2018 and thereafter	100.000%

(4)    In addition, before April 1, 2015, the Company may at its option on one or more occasions redeem in the aggregate up to 35.0% of the original principal amount of the Notes (including Additional Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 106.50% plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally outstanding remains outstanding (including Additional Notes, if any) after each such redemption.
(B)    The following shall be added to the Base Indenture as Section 1111:
Section 1111    Selection and Notice.
(a)    In the case of any partial redemption, the Company will select the Notes for redemption in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, the Trustee will select the Notes on a pro rata basis to the extent practicable, although no Note in original principal amount of $2,000 or less shall be redeemed in part. If any new Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

(b)    Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder at such Holder's registered address, except that notices of redemption may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.
(c)    Any notice of redemption upon any Equity Offering or in connection with a transaction (or series or related transactions) that constitute a Change of Control, may, at Terex's discretion, be given prior to the completion thereof and be subject to the completion of the related Equity Offering or Change of Control.

IX.    The following Article 15 is hereby added to the Base Indenture solely with respect to the Subsidiary Guarantees of the Notes:

Article 15

Subsidiary Guarantees

SECTION 1501. Subsidiary Guarantee Obligations.

Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor and that such Subsidiary Guarantor will remain bound under this Article 15 notwithstanding any extension or renewal of any Guaranteed Obligation.
Each Subsidiary Guarantor waives, to the fullest extent permitted by law, presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any Default under the Notes or the Guaranteed Obligations. The Obligations of each Subsidiary Guarantor hereunder shall not be affected, to the fullest extent permitted by law, by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Subsidiary Guarantor) under this Third Supplemental Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; or (3) the failure of any Holder or the Trustee to exercise any right or remedy against any other Subsidiary Guarantor of the Guaranteed Obligations.
Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).
Except as expressly set forth in Sections 402, 1034 and 1502 of this Third Supplemental Indenture, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any Default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.
Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any

Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, and (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law).
Each Subsidiary Guarantor shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations guaranteed hereby until payment in full in cash or Cash Equivalents of all Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 5 of this Third Supplemental Indenture for the purposes of such Subsidiary Guarantor's Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 5 of this Third Supplemental Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of this Section.
Each Subsidiary Guarantor shall pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 1502. Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 1503. Successors and Assigns.

This Article 15 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Third Supplemental Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 1504. No Waiver.

To the fullest extent permitted by applicable law, neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 15 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. To the fullest extent permitted by applicable law, the rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 15 at law, in equity, by statute or otherwise.

SECTION 1505. Modification.

To the fullest extent permitted by applicable law, no modification, amendment or waiver of any provision of this Article 15, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 1506. Contribution.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 1507. Execution and Delivery.

To evidence its Subsidiary Guarantee set forth in Section 1501, each Subsidiary Guarantor hereby agrees that this Third Supplemental Indenture shall be executed on behalf of such Subsidiary Guarantor by one of its Officers. If an Officer whose signature is on this Third Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee of such Subsidiary Guarantor shall be valid nevertheless.

The deliver of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantees set forth in this Third Supplemental Indenture on behalf of the Subsidiary Guarantors.

The Subsidiary Guarantees shall be enforceable whether or not the Subsidiary Guarantors have executed a counterpart to the Note, and no signatures by the Subsidiary Guarantors on the Note shall be required.

SECTION 1508. Benefits Acknowledged.

Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

SECTION 1509. Release of Subsidiary Guarantees.

(a)    A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee is required for the release of such Subsidiary Guarantor's Subsidiary Guarantee, upon the occurrence of both of the following:
(1)One of the following events:
(A) any sale, exchange or transfer (by merger, amalgamation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary if such sale, exchange or transfer is made in compliance with the Indenture (including Article 8 of this Third Supplemental Indenture);
(B)    the release and discharge of the guarantee by such Subsidiary Guarantor of the Credit Facility, the Existing Notes and any guarantee which resulted from the creation of the Subsidiary Guarantee after the Issue Date pursuant to Section 1033 of this Third Supplemental Indenture, except a discharge or release by or as a result of payment under such guarantee;
(C)    the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Third Supplemental Indenture;
(D)    the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 4 of this Third Supplemental Indenture or the Company's obligations under this Third Supplemental Indenture being discharged in accordance with the terms of this Third Supplemental Indenture; or
(E)    during a Suspension Period.
(2)    such Subsidiary Guarantor delivering to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Third Supplemental Indenture relating to the transaction permitting the release of such Subsidiary Guarantee have been complied with.

(b)    The release and discharge of a Subsidiary Guarantee pursuant to Section 1509(a)(1)(E) shall be limited to a suspension of such Subsidiary Guarantee during the continuation of a Suspension Period and shall be fully and unconditionally reinstated as of the Reversion Date to the extent required by Section 1033 of this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and attested, all as of the day and year first above written.
TEREX CORPORATION

Attest:	_________________________	By:	_____________________________
Name:	Eric I Cohen		Name: Phillip C. Widman
Title:	Senior Vice President, General Counsel and Secretary		Title: Senior Vice President and Chief Financial Officer

A.S.V., INC.
CMI TEREX CORPORATION
FANTUZZI NOELL USA, INC.
GENIE FINANCIAL SERVICES, INC.
GENIE HOLDINGS, INC.
GENIE INDUSTRIES, INC.
GENIE INTERNATIONAL, INC.
GFS NATIONAL, INC.
LOEGERING MFG. INC.
POWERSCREEN HOLDINGS USA INC.
POWERSCREEN NORTH AMERICA INC.
SCHAEFF INCORPORATED
SCHAEFF OF NORTH AMERICA, INC.
TEREX ADVANCE MIXER, INC.
TEREX AERIALS, INC.
TEREX FINANCIAL SERVICES, INC.
TEREX SOUTH DAKOTA, INC.
TEREX WASHINGTON, INC.,

Attest: ____________________ Name: Eric I Cohen Title: Vice President and Secretary	By: ____________________ Name: Phillip C. Widman Title: Vice President

POWERSCREEN INTERNATIONAL LLC,

By:     Powerscreen North America Inc.,
its managing member

Attest: ____________________ Name: Eric I Cohen Title: Vice President and Secretary	By: ____________________ Name: Phillip C. Widman Title: Vice President

[Signature Page to the Supplemental Indenture]

POWERSCREEN USA LLC,

By:     Powerscreen Holdings USA, Inc.,
its managing member

Attest: ___________________ Name: Eric I Cohen Title: Vice President and Secretary	By: ____________________ Name: Phillip C. Widman Title: Vice President

TEREX USA, LLC,

Attest: ____________________ Name: Eric I Cohen Title: Senior Vice President and Secretary	By: ____________________ Name: Phillip C. Widman Title: Senior Vice President

TEREX UTILITIES, INC.,

Attest: ____________________ Name: Phillip C. Widman Title: Vice President	By: ____________________ Name: Eric I Cohen Title: President and Secretary

[Signature Page to the Supplemental Indenture]

HSBC BANK USA,
NATIONAL ASSOCIATION, as Trustee

By:	__________________________
Name:
Title:

EXHIBIT A

[Form of Note]
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY (AS HEREINAFTER DEFINED) OR A NOMINEE THEREOF OR A SUCCESSOR DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, HAS AN INTEREST HEREIN.

(FACE OF NOTE)
TEREX CORPORATION
6.50% SENIOR NOTE DUE 2020
No.     $
CUSIP 880779AX1
Terex Corporation, a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $ U.S. Dollars on April 1, 2020, at the office or agency of the Company referred to below, and to pay interest thereon from March 27, 2012, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on April 1 and October 1 of each year, commencing October 1, 2012, at the rate of 6.50% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Notes from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. In any case where such Interest Payment Date shall not be a Business Day, then (notwithstanding any other provision of the Indenture) payment of such interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and, if such payment is made, no interest shall accrue for the period from and after such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, and (to the extent lawful) interest on such Defaulted Interest at the rate borne by the Notes, and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Interest on this Note shall be computed on the basis of a 360‑day year of twelve 30‑day months.
Payment of the principal of (and premium, if any), or interest on this Note will be made at the office or agency of the Company maintained for that purpose in (which initially will be the office of the Trustee maintained at 452 Fifth Avenue, New York, New York 10018, Attention: Corporate Trust & Loan Agency, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register related to this Note or by wire transfer to an account maintained by the payee located inside the United States. Notwithstanding the foregoing, payment of interest in respect of Notes represented by Global Notes shall be made in accordance with procedures required by the Depositary.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	TEREX CORPORATION

By:	________________________________
Name:
Title:

By: __________________________________
    Name:
    Title:

Certificate of Authentication, dated

This is one of the Notes referred to in the within‑mentioned Indenture.
HSBC BANK USA,
National Association, as Trustee

By:	___________________________

(REVERSE OF NOTE)
1.    Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its 6.50% Senior Notes due 2020 (herein called the “Notes”), issued under an indenture (herein called the “Base Indenture”) dated as of July 20, 2007, between the Company and HSBC BANK USA, National Association, as Trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), as supplemented by the Third Supplemental Indenture dated as of March 27, 2012 between the Company and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of an initial issuance of $300,000,000 and any Additional Notes issued in accordance with the Indenture.
Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Indenture.
The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa‑77bbbb) (the “TIA”), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of such terms.
No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.
To the extent that the provisions of this Note conflict with any provision of the Indenture, the provisions of the Indenture shall govern and be controlling.
2.    Redemption. Except as set forth in this paragraph, the Notes are not redeemable.
(a)     Except as set forth below, the Company will not be entitled to redeem the Notes at its option.
(1)     At any time prior to April 1, 2016, the Company may redeem all or a portion of the Notes, in whole or in part, at any time or from time to time, upon notice as set forth in Section 1104 of the Base Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
(2)    On and after April 1, 2016, the Company will be entitled at its option to redeem all or a portion of the Notes, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address and otherwise as set forth in Section 1104 of the Base Indenture, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

(3)	Redemption Period	Price

	2016	103.250%

	2017	101.625%

	2018 and thereafter	100.000%

(4)    In addition, before April 1, 2015, the Company may at its option on one or more occasions redeem in the aggregate up to 35.0% of the original principal amount of the Notes (including the Additional Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 106.50% plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally outstanding remains outstanding (including the Additional Notes, if any) after each such redemption.
(b)    In the case of any partial redemption, the Company will select the Notes for redemption in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, the Trustee will select the Notes on a pro rata basis to the extent practicable, although no Note in original principal amount of $2,000 or less shall be redeemed in part. If any new Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
3.    Offers to Purchase. Section 1029 of the Third Supplemental Indenture provides that upon the occurrence of a Change of Control and subject to certain conditions and limitations contained therein, each Holder shall have the right to require that the Company shall repurchase all or any part of such Holder's Notes in accordance with the procedures set forth in the Indenture.
4.    Defaults and Remedies. If an Event of Default occurs and is continuing, the principal of and premium, if any, on all of the Outstanding Notes, plus all accrued and unpaid interest, if any, may be declared due and payable in the manner and with the effect provided in the Indenture.

5.    Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company represented by this Note and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.
6.    Amendment and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults or Events of Default under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.
7.    Denominations, Transfers and Exchanges. The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the applicable Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company, maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any registration of transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
8.    Persons Deemed Owners. Prior to and at the time of due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
9.    Unclaimed Money. If money deposited with the Trustee or any applicable agent for the payment of principal of, premium, if any, or interest on, the Notes remains unclaimed for two years, the Trustee and such paying agent shall return the money to the Company. After that, Holders entitled to the money must look to the Company for payment unless applicable abandoned property law designates another Person and all liability of the Trustee and such paying agent shall cease. Other than as set forth in this paragraph and Section 409 of the Base Indenture, the Notes and the Indenture, respectively, do not provide for any periods for the escheatment of the payment of principal of, premium, if any, or interest on the Notes.
10.    GOVERNING LAW. THIS NOTE SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut 06880, Attention: Chief Financial Officer.

ASSIGNMENT FORM
If you, the Holder, want to assign this Note, fill in the form below and have your signature guaranteed:
For value received, I or we hereby sell, assign and transfer this Note to _______________________________________________________________________
(Insert assignee's social security or tax ID number) ______________________________
_______________________________________________________________________
_______________________________________________________________________
_______________________________________________________________________
(Print or type assignee's name, address and zip code) and irrevocably appoint
_______________________________________________________________________
as agent to transfer this Note on the books of the Company. The agent may substitute another to act for such agent.
Date:______________        Your signature:    ____________________________________________
(The signature to this assignment must correspond with the name written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 1029 of the Third Supplemental Indenture, check the following box: *

If you wish to have a portion of this Note purchased by the Company pursuant to
Section 1029 of the Third Supplemental Indenture, state the amount:

$______________
Date:______________         Your signature:_________________________________________
(Sign exactly as your name appears on the other side of this Note)

By:________________________________________
NOTICE: To be executed by an executive officer
Signature Guarantee:_______________

EXHIBIT B
FORM OF SUBSIDIARY GUARANTEE

WHEREAS, Section 1033 of the Third Supplemental Indenture provides, among other things, that the each Restricted Subsidiary of the Company (other than an Excluded Subsidiary) shall execute and deliver an indenture supplemental to the Indenture and thereby give a Subsidiary Guarantee and become a Subsidiary Guarantor (such new Subsidiary Guarantor, the “Guaranteeing Subsidiary”) which shall be bound by the Subsidiary Guarantee of the Notes upon the occurrence of the conditions set forth in Section 1033;

WHEREAS, this Supplemental Indenture shall be subject to and governed by the provisions of the Trust Indenture Act;

WHEREAS, the execution of this Supplemental Indenture has been duly authorized by the board of directors of the Guaranteeing Subsidiary and all things necessary to make this Supplemental Indenture, when executed and delivered by the Guaranteeing Subsidiary, a valid, binding and legal instrument according to its terms have been done and performed;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:
All terms not defined herein shall be as defined in the Indenture.

SECTION 1510. Agreement to Provide Subsidiary Guarantee.

The Guaranteeing Subsidiary hereby agrees to become a Subsidiary Guarantor of the Notes under the terms of the Third Supplemental Indenture applicable to Subsidiary Guarantors, including Article 15 thereof.

SECTION 1511. Execution and Delivery.

The Guaranteeing Subsidiary hereby agrees that its Subsidiary Guarantee shall be enforceable whether or not the Guaranteeing Subsidiary has executed a counterpart to the Note, and no signature by the Guaranteeing Subsidiary on the Note shall be required.

SECTION 1512. Governing Law.

THIS SUPPLEMENTAL INDENTURE AND ANY RELATED SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 1513. Counterparts.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 1514. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS SUPPLEMENTAL INDENTURE TO BE DULY EXECUTED, AND ATTESTED, ALL AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.
[INSERT NAME OF GUARANTEEING SUBSIDIARY]

Attest: ____________________________ Name: Title:	By: ____________________________ Name: Title:

HSBC BANK USA,
NATIONAL ASSOCIATION, as Trustee
By: ____________________________
Name:
Title: